AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 1 Technical Report Summary Quebradona Project A Preliminary Feasibility Report Effective date: 31 December 2021 As required by § 229.601(b)(96) of Regulation S-K as an exhibit to AngloGold Ashanti's Annual Report on Form 20-F pursuant to Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations (§ 229.1300 through § 229.1305).

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 2 Date and Signatures Page This report is effective as at 31 December 2021. Where the registrant (AngloGold Ashanti Limited) has relied on more than one Qualified Person to prepare the information and documentation supporting its disclosure of Mineral Resource or Mineral Reserve, the section(s) prepared by each qualified person has been clearly delineated. AngloGold Ashanti has recognised that in preparing this report, the Qualified Person(s) may have, when necessary, relied on information and input from others, including AngloGold Ashanti. As such, the table below lists the technical specialists who provided the relevant information and input, as necessary, to the Qualified Person to include in this Technical Report Summary. All information provided by AngloGold Ashanti has been identified in Section 25: Reliance on information provided by the registrant in this report. The registrant confirms it has obtained the written consent of each Qualified Person to the use of the person's name, or any quotation from, or summarisation of, the Technical Report summary in the relevant registration statement or report, and to the filing of the Technical Report Summary as an exhibit to the registration statement or report. The written consent only pertains to the particular section(s) of the Technical Report Summary prepared by each Qualified Person. The written consent has been filed together with the Technical Report Summary exhibit and will be retained for as long as AngloGold Ashanti relies on the Qualified Person’s information and supporting documentation for its current estimates regarding Mineral Resource or Mineral Reserve. MINERAL RESOURCE QUALIFIED PERSON Pablo Luis Noriega Sections prepared: 1 - 11, 20 - 25 _________________ MINERAL RESERVE QUALIFIED PERSON Andrew McCauley Sections prepared: 1, 12-19, 21 - 25 _________________ Responsibility Technical Specialist ESTIMATION Alessandro Medeiros Silva EVALUATION QAQC Monica Uribe EXPLORATION Pablo Noriega GEOLOGICAL MODEL Avled Oliveira GEOLOGY QAQC Monica Uribe GEOTECHNICAL ENGINEERING Juan Montoya HYDROGEOLOGY Juan Gomez MINERAL RESOURCE CLASSIFICATION Alessandro Medeiros Silva ENVIRONMENTAL AND PERMITTING Juan Montoya Mesa FINANCIAL MODEL Nestor Parra INFRASTRUCTURE Fernando Navarro LEGAL Jose Gomez METALLURGY Alvaro Barros MINE PLANNING Jorge Rodriguez MINERAL RESERVE CLASSIFICATION Andrew McCauley /s/ Pablo Luis Noriega /s/ Andrew McCauley

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 3 Consent of Qualified Person I, Pablo Luis Noriega, in connection with the Technical Report Summary for “Quebradona Project, A Preliminary Feasibility Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: 30 March 2022 Pablo Luis Noriega /s/ Pablo Luis Noriega

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 4 Consent of Qualified Person I, Andrew McCauley, in connection with the Technical Report Summary for “Quebradona Project, A Preliminary Feasibility Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: 30 March 2022 Andrew McCauley /s/ Andrew McCauley

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 5 Contents 1 Executive Summary ............................................................................................................................... 9 1.1 Property description including mineral rights .................................................................................. 9 1.2 Ownership ..................................................................................................................................... 9 1.3 Geology and mineralisation ......................................................................................................... 10 1.4 Status of exploration, development and operations ...................................................................... 11 1.5 Mining methods ........................................................................................................................... 11 1.6 Mineral processing ....................................................................................................................... 11 1.7 Mineral Resource and Mineral Reserve estimates ....................................................................... 12 1.8 Summary capital and operating cost estimates ............................................................................ 13 1.9 Permitting requirements ............................................................................................................... 13 1.10 Conclusions and recommendations ........................................................................................... 14 2 Introduction .......................................................................................................................................... 14 2.1 Disclose registrant ....................................................................................................................... 14 2.2 Terms of reference and purpose for which this Technical Report Summary was prepared .......... 14 2.3 Sources of information and data contained in the report / used in its preparation ......................... 15 2.4 Qualified Person(s) site inspections ............................................................................................. 15 2.5 Purpose of this report................................................................................................................... 15 3 Property description ............................................................................................................................. 15 3.1 Location of the property ............................................................................................................... 15 3.2 Area of the property ..................................................................................................................... 16 3.3 Legal aspects (including environmental liabilities) and permitting ................................................ 16 3.4 Agreements, royalties and liabilities ............................................................................................. 17 4 Accessibility, climate, local resources, infrastructure and physiography ............................................... 18 4.1 Property description ..................................................................................................................... 18 5 History.. ............................................................................................................................................... 18 6 Geological setting, mineralisation and deposit ..................................................................................... 19 6.1 Geological setting ........................................................................................................................ 19 6.2 Geological model and data density .............................................................................................. 19 6.3 Mineralisation .............................................................................................................................. 22 7 Exploration ........................................................................................................................................... 22 7.1 Nature and extent of relevant exploration work ............................................................................ 22 7.2 Drilling techniques and spacing ................................................................................................... 23 7.3 Results ........................................................................................................................................ 24 7.4 Locations of drill holes and other samples ................................................................................... 24 7.5 Hydrogeology .............................................................................................................................. 26 7.6 Geotechnical testing and analysis ................................................................................................ 28 8 Sample preparation, analysis and security ........................................................................................... 30 8.1 Sample preparation ..................................................................................................................... 30 8.2 Assay method and laboratory ...................................................................................................... 31 8.3 Sampling governance .................................................................................................................. 31 8.4 Quality Control and Quality Assurance ........................................................................................ 32

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 6 8.5 Qualified Person's opinion on adequacy ...................................................................................... 35 9 Data verification ................................................................................................................................... 35 9.1 Data verification procedures ........................................................................................................ 35 9.2 Limitations on, or failure to conduct verification ............................................................................ 35 9.3 Qualified Person's opinion on data adequacy .............................................................................. 35 10 Mineral processing and metallurgical testing ...................................................................................... 35 10.1 Mineral processing / metallurgical testing ................................................................................... 35 10.2 Laboratory and results ............................................................................................................... 35 10.3 Qualified Person's opinion on data adequacy ............................................................................ 36 11 Mineral Resource estimates ............................................................................................................... 36 11.1 Reasonable and realistic prospects for economic extraction ...................................................... 36 11.2 Key assumptions, parameters and methods used ...................................................................... 37 11.3 Mineral Resource classification and uncertainty ......................................................................... 41 11.4 Mineral Resource summary ....................................................................................................... 42 11.5 Qualified Person's opinion ......................................................................................................... 43 12 Mineral Reserve estimates ................................................................................................................. 43 12.1 Key assumptions, parameters and methods used ...................................................................... 43 12.2 Cut-off grades ............................................................................................................................ 49 12.3 Mineral Reserve classification and uncertainty........................................................................... 50 12.4 Mineral Reserve summary ......................................................................................................... 51 12.5 Qualified Person’s opinion ......................................................................................................... 51 13 Mining methods ................................................................................................................................. 51 13.1 Requirements for stripping, underground development and backfilling ...................................... 53 13.2 Mine equipment, machinery and personnel ................................................................................ 54 13.3 Final mine outline ....................................................................................................................... 54 14 Processing and recovery methods ..................................................................................................... 55 15 Infrastructure ...................................................................................................................................... 57 16 Market studies ................................................................................................................................... 58 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups …………………………………………………………………………………………………………….60 17.1 Permitting .................................................................................................................................. 60 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management .... 62 17.3 Socio-economic impacts ............................................................................................................ 62 17.4 Mine closure and reclamation .................................................................................................... 62 17.5 Qualified Person's opinion on adequacy of current plans ........................................................... 63 17.6 Commitments to ensure local procurement and hire .................................................................. 63 18 Capital and operating costs ................................................................................................................ 63 18.1 Capital and operating costs ........................................................................................................ 63 18.2 Risk assessment ........................................................................................................................ 64 19 Economic analysis ............................................................................................................................. 65 19.1 Key assumptions, parameters and methods .............................................................................. 65 19.2 Results of economic analysis ..................................................................................................... 66 19.3 Sensitivity analysis ..................................................................................................................... 67

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 7 20 Adjacent properties ............................................................................................................................ 68 21 Other relevant data and information ................................................................................................... 68 21.1 Inclusive Mineral Resource ........................................................................................................ 68 21.2 Inclusive Mineral Resource by-products..................................................................................... 68 21.3 Mineral Reserve by-products ..................................................................................................... 69 21.4 Inferred Mineral Resource in annual Mineral Reserve design .................................................... 69 21.5 Additional relevant information ................................................................................................... 70 21.6 Certificate of Qualified Person(s) ............................................................................................... 71 22 Interpretation and conclusions ........................................................................................................... 71 23 Recommendations ............................................................................................................................. 72 24 References ........................................................................................................................................ 73 24.1 References ................................................................................................................................ 73 24.2 Mining terms .............................................................................................................................. 74 25 Reliance on information provided by the Registrant ........................................................................... 77

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 8 List of Figures Project map containing mining titles and proposals. The copper ore zone envelope of 0.45% is shown at the intersection of the ore zone at 1700m AMSL. .................................................................................... 10 Quebradona project In-Valley General Surface Infrastructure View ........................................................ 12 Project Location. ..................................................................................................................................... 16 Tenements and proposals ...................................................................................................................... 17 Typical WSW-ENE section in Nuevo Chaquiro deposit. Lithologically it is composed of a volcaniclastic unit of Combia Formation intruded by several diorite and quartz diorite dykes. ....................................... 21 Elevation: meter above sea level. ........................................................................................................... 21 General W-E geological section in mineral deposit area. Elevation meter above sea level. .................... 22 Geological SW-NE section for the project entire area. Elevation meter above sea level. ........................ 22 Regional sampling in relation with Mining title 5881 ................................................................................ 25 Drilling in relation with Mining title 5881 .................................................................................................. 25 Main geological section E-W in mineral deposit area. Elevation meter above sea level. ......................... 25 Plan view at 1500m AMSL, lithology, alteration, mineralisation envelopes and proposed mining infrastructure. .......................................................................................................................................... 26 Annual rainfall cycle ................................................................................................................................ 28 Hydrogeological units in Quebradona Project ......................................................................................... 28 Example of Certified Reference Material for Gold - AU-SE68-Before-Chart ............................................ 33 Example of Certified Reference Material for Gold - AU-SE68-After-Chart ............................................... 33 CU-OREAS502B-Before-Chart ............................................................................................................... 34 CU-OREAS502B-After-Chart .................................................................................................................. 34 Quebradona inclusive Mineral Resource grade and tonnage curve ........................................................ 39 Example of capping strategy for Copper in high grade domain ............................................................... 40 Example of variogram for Copper in high grade domain ......................................................................... 41 Categories in the 2021 model ................................................................................................................. 42 Geotechnical domain model .................................................................................................................... 47 Quebradona Underground mining layout showing access and production areas .................................... 52 Quebradona Project showing vicinity of Mineral Reserve areas .............................................................. 55 Quebradona NPV0% cashflow from 2022 to 2045 .................................................................................. 65 Quebradona sensitivity analysis .............................................................................................................. 67 Quebradona LOM Mineral Reserve Sensitives ....................................................................................... 67 Quebradona LoM tonnes by Mineral Reserve classification .................................................................... 70 Quebradona Inferred Mineral Resource conversion tracking ................................................................... 70

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 9 1 Executive Summary 1.1 Property description including mineral rights The Quebradona project was initially a joint venture (JV) between AngloGold Ashanti Limited and B2Gold Corporation executed in 2006 and has completed a conceptual study (2016) as well as a Prefeasibility study (PFS) (2019), which supported the reporting of a maiden Mineral Reserve. A Feasibility study (FS) on the Nuevo Chaquiro deposit that is part of Minera de Cobre Quebradona Project was completed in 2021, however the Environmental Impact Study was not approved by the Colombia's National Environmental Licensing Authority (ANLA). A work plan to address the issues raised by the ANLA is being developed and it is expected that this will take 18-24 months to complete. During this paused time period additional work will be done on the project. During 2019 B2Gold participation dropped below 5% which triggered AngloGold becoming the 100% owner. Five main targets have been identified in the exploration work, namely Nuevo Chaquiro, Aurora, Tenedor, Isabela and La Sola. Nuevo Chaquiro is the most advanced and the sole mineral deposit considered in the FS and licensing process. Nuevo Chaquiro, a significant copper-gold porphyry-style mineralised system, is one of five known porphyry centres on the property and has been the focus of exploration activities since the beginning of 2011 with more than 75km of drilling. Quebradona will be a copper mine with gold and silver as by-products. The Quebradona project is situated in the Middle Cauca region of Colombia, in the Department of Antioquia, 60km south-west of Medellin and is a 104km commute using the national highway. Exploration was carried out from 2004 by AngloGold Ashanti and then from 2006 to 2009 by B2Gold. In 2010 AngloGold Ashanti took management control and focused its exploration effort on Nuevo Chaquiro. In 2014, a conceptual study was initiated which resulted in a declaration of a maiden Mineral Resource in that year. A PFS was completed in January 2019 and a FS completed in 2021. The FS raised several points which will be addressed during the pause period caused by the delay in the environmental permitting. Quebradona comprises one tenement (5881) covering the deposit which is the result of the integration of the five original tenements (5869, 6318, 6359, 7579 and 5881). The integrated tenement 5881 was issued on the 9 December 2016. Concession contract 5881 initially covered a total area of 7,593 hectares, which was reduced to 4,881.89 hectares by the relevant mining authority (Secretaría de Minas de Antioquia) on 4 March 2022. It will expire in May 2037 and is currently in its sixth year of the integrated exploration phase. The title 5881 was registered in the Colombian Mining cadastre as an integrated Mining Concession Contract for the exploration and exploitation of a precious metal deposit and its concentrates. Under Concession Agreement 5881, Quebradona project has the exclusive right to explore, take ownership and dispose of the Mineral Resource extracted from the integrated tenement. The agreement term expires on 8th December 2037, with the possibility of an extension for another 30 years until 2067. Once this term expires, the lease holder has the right of first refusal to sign a new contract for the same area. Initial work completed on the property was mapping and surface sampling (chip outcrop, stream sediments using a screen sieve size passing -#200 mesh and a regular soil sampling grid) were the first successful approach led to the definition of surface anomalies. Follow up on the anomalies used a first round of shallow drilling (<300m) which was further complemented by geophysics (magnetometry, radiometry, Z-Axis Tipper Electromagnetic (ZTem) and Induced Polarisation (IP)). The current work programmes include continuing to supplement the FS data during the environmental hiatus period. The archiving of the environmental impact study by ANLA could cause an 18-24 month delay in the project. The technical work programme (PTO) proposed by AngloGold Ashanti has been approved by the Secretary of mines. 1.2 Ownership In 2015, AngloGold Ashanti Colombia acquired or held under agreement 100% of the total land required for the exploitation of the deposit which totals 556 ha. This land does not have environmental restrictions

AngloGold Ashanti Quebradona Project - 31 December 2021

that prevent or restrict the exploitation of the deposit. Mineral rights cover the entire Mineral Resource deposit site (On-Mountain) and tenements over the infrastructure (In-Valley) are not required by law.

To ensure 100% ownership or control of the area between the Mineral Resource deposit (concession contract 5881) and the infrastructure location and to avoid any potential issues arising during development of the project, such as conflicts with other projects or mining concession that might be advanced in those areas before the approval of Quebradona's PTO and EIA the following actions were taken

- Quebradona project submitted ten title requests to the mining authority: LHJ-15051, LHJ 15053X, QEF-11131, SDO-08122, TK7-08021, TK7-08031, TK8-08021, 500866, 500867 and 502667.
- Additionally, Quebradona has negotiated other agreements with third parties that were presented prior to Quebradona project deciding to implement the strategy, is the case of JLH-16215X for ensuring 100% ownership and control of the area between the ore body (concession contract 5881) and the infrastructure location.

Project map containing mining titles and proposals. The copper ore zone envelope of 0.45% is shown at the intersection of the ore zone at 1700m AMSL.


TK7-08021
TK7-08031
TK8-08021
500866
500867
502667
LHJ-15051
JLH-16215X
Jerico
SDO-08122
QEF-11131
LHJ-15053X
5881
Corregimiento de Palermo
Helipad co-ordinates
5°45'50"N, 75°44'51"W
Licences
Exploration
Exploration application
Planned Mine Infrastructure
Envelope 0.45% - 1700mts
Tunnel
Settlements
Villages
Roads
Secondary
Helipad
N
0 1 2 3 Km

AngloGold Ashanti (Minera de Cobre Quebradona S.A.S, Beneficio de Interes Colectivo (BIC) is the owner and operator of the Quebradona project.

1.3 Geology and mineralisation

The geology of Nuevo Chaquiro consists of a volcanoclastic sequence of Miocene age (ash, tuffs, agglomerates and andesites) intruded by small dykes of diorite and quartz diorite which are also of Miocene age. This host rocks are intruded by different pulses of mainly medium to fine grained quartz diorites. The majority of the intrusives do not reach surface and remain as a blind deposit despite erosion acting for a significant period. These intrusive rocks are categorised as pre-mineral, early, intra-mineral and late, according to cross-cutting interrelationships, spatial occurrence and copper-gold values. The alteration develops a well zoned porphyry type system with alteration reflecting different temperatures from propylitic, sericitic, chloritic-sericitic, potassic to calcic-potassic assemblages. Higher grade copper-gold

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AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 11 mineralisation is associated with a well-developed quartz vein stockwork in the cupola zone of early quartz diorite which persists over a vertical interval of 500m. Nuevo Chaquiro is a typical porphyry copper deposit with large tonnes and low grade, with gold, molybdenum and silver by-products. The structural setting facilitated the rise of intrusive bodies through the volcaniclastic sequence of the Combia formation. The Nuevo Chaquiro deposit consists of Miocene-aged diorite, quartz diorite dykes and thin vertical stocks intruding a thick succession of andesitic tuffs and volcaniclastic rocks of the Miocene-age (6 to 10Ma) belonging to Combia formation. The Combia formation fills a large pull-apart basin within the prospective middle Cauca belt of central Colombia. Depth to mineralisation from the surface is around 150 to 400m from northeast to southwest. Typical copper porphyry alteration zonation is evident with a high temperature, potassium silicate central zone (biotite, magnetite, chalcopyrite, and molybdenite), which trends into an overlying sericitic alteration zone (muscovite, chlorite, quartz, pyrite, tourmaline) surrounded by more distal propylitic alteration (chlorite, epidote, illite, carbonate). There is an inner core of calcic-potassic alteration featuring biotite, actinolite, epidote, and anhydrite with lesser copper, gold and molybdenum values. An early dyke is located in the eastern part of the deposit and is the main supplier of the heat and hydrothermal fluids that caused the mineralising event. In the central area, abundant intra-mineral diorite and quartz diorites are found, which develop a classic ore shell of lower-grade mineralisation associated with these intrusions. Higher grade copper-gold mineralisation is associated with a well-developed quartz vein stockwork in the cupola zone of early quartz diorite which extends over a vertical interval of 500m. The majority of the intrusive rocks do not outcrop. The mineralised zone is characterised by a fine stockwork with disseminations and veinlets of quartz, magnetite, pyrite, chalcopyrite and molybdenite. Traces of bornite and cubanite have been locally observed in amounts less than 0.1% volume. Other sulphides include pyrite and pyrrhotite in specific areas. Gold and silver correlate well with copper, with gold grains dominantly occurring on the margins of sulphide grains within chalcopyrite. 1.4 Status of exploration, development and operations Current state of the Quebradona project is FS completed in 2021 with formal project approve expected to be forth coming in 2022 / 2023. The archiving of the environmental impact study by ANLA could cause an 18-24 month delay to the commencement of the mine establishment work programme. 1.5 Mining methods The Quebradona project is a greenfield site having completed a FS in 2021 which is expected to be formally approved following the granting of the environmental and mining licenses that support the preferred mining method of sub-level caving (SLC) to extract the mineral deposit from underground. The optimised mine design is based on the 2021 Mineral Resource model (mnc06.dm) and defines the mining layout and mine schedule which incorporates operating factors, relevant cut-off grades, and modifying factors required for the reporting of the December 2021 Mineral Reserve. FS level test work confirmed that the ore will be treated by a typical porphyry copper flotation circuit producing a copper and gold concentrate from processing approximately 6.2Mtpa of underground ore over a 23-year operating period. The FS proposes a processing circuit that includes primary crushing underground, secondary crushing, high pressure grinding rolls, ball milling, rougher-scavenger flotation for all elements (Cu, Au, Ag as well as pyrite), followed by regrinding the concentrate and cleaning using a mix of column and mechanically agitated cells. 1.6 Mineral processing Metallurgical studies completed during the FS have confirmed the different ore types present in the orebody can be treated by a typical porphyry copper flotation circuit to produce a copper and gold concentrate. Ore extracted from the SLC is crushed underground where tramp metal is removed before loading onto the

AngloGold Ashanti Quebradona Project - 31 December 2021

underground conveyor system for delivery to the surface processing coarse ore stockpile (COS) with a 24-hour live capacity (approximately 21,300t).

The processing circuit includes underground primary crushing, secondary crushing, high pressure grinding rolls, ball milling, rougher-scavenger flotation for all elements (Cu, Au, Ag as well as pyrite), followed by regrinding of the concentrate and cleaning using a combination of column and mechanically agitated cells. The majority of the pyrite in the ore reports to the cleaner circuit tails and will be stored in a lined and eventually sealed impoundment within the Tailings Storage facility (TSF) to avoid any potential acid rock drainage (ARD) from the bulk high volume rougher tails.

The Quebradona process plant is designed to treat approximately 6.2Mt of material annually to produce copper concentrate over a 23-year operating period. Molybdenum is present in the ore and is not planned for recovery in the initial stages of production.

Quebradona project In-Valley General Surface Infrastructure View


EPCM Offices
Camp
Warehouse
CU Concentrate Thickener
Control Room
Portal
Magazine
Excess ARD Ponds (EAP)
ARD Plant
Main Access Control
Bariloche Substation
Road Conection
Water discharge
Water Intake
ZODME C
Tailings
Flotation
ZODME B
Pond
TOP SOIL STOCKPILE
ZODME A
Coarse Stockpile
Comminution Plant
Pacifico II Highway (Existing)
Cauca River
Access Road

1.7 Mineral Resource and Mineral Reserve estimates

The exclusive Mineral Resource is located in that portion of the Mineral Resource not extracted by the Mineral Reserve sub level cave. The exclusive Mineral Resource is calculated by subtracting the insitu Mineral Reserve from the Mineral Resource. It therefore also includes Inferred Mineral Resource within the Mineral Reserve designs as well as material between the Mineral Resource and Mineral Reserve cut offs within the designs.

Exclusive Mineral Resource is located in the portion after the sub level cave phase is completed and followed by a block caving phase. The exclusive calculation is made by subtracting the Mineral Reserve from the Mineral Resource.

The total of exclusive Mineral Resource is estimated at 500Mt using a Net Smelter Return (NSR) cut-off value of $26.9/t containing an average metal grade of Cu at 0.56% and Au at 0.27g/t.

Exclusive copper Mineral Resource (cut-off value of $26.9/t NSR)

Quebradona		Tonnes	Grade	Contained copper	
as at 31 December 2021	Category	million	%Cu	tonnes million	Mlb
	Measured	45.15	0.69	0.31	684

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AngloGold Ashanti Quebradona Project - 31 December 2021

	Indicated	148.91	0.68	1.00	2,120
	Measured & Indicated	194.06	0.68	1.31	2,804
	Inferred	305.94	0.48	1.47	3,231

The entire inclusive Mineral Resource is located at the main Nuevo Chaquiro deposit, where the only Mineral Reserve for the Quebradona project is declared.

Exclusive gold Mineral Resource (cut-off value of $26.9/t NSR)

Quebradona		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
	Measured	45.15	0.37	16.93	0.54
	Indicated	148.91	0.34	49.89	1.60
	Measured & Indicated	194.06	0.34	66.81	2.15
	Inferred	305.94	0.23	70.64	2.27

The Quebradona Mineral Reserve is based on the current Life of Mine (LOM) production plan that contains 101Mt of in situ ore located within the 120.0Mt Mineral Reserve mining envelope containing 1.23% Copper, 0.67g/t Gold and 7.29g/t Silver. To recover 100% of the Mineral Reserve requires an extra 4.2Mt of unclassified material to be mined over the LOM for a combined total of 124.2Mt of processed material. Approximately 44Mt of Probable Mineral Reserve will be extracted during the payback period of 11 years in conjunction with 1.6Mt of unclassified material being mined.

Copper Mineral Reserve (cut-off value of $30.0/t NSR)

Quebradona		Tonnes	Grade	Contained copper	
as at 31 December 2021	Category	million	%Cu	tonnes million	Mlb
	Proven	-	-	-	-
	Probable	120.01	1.23	1.47	3,250
	Total	120.01	1.23	1.47	3,250

Gold Mineral Reserve (cut-off value of $30.0/t NSR)

Quebradona		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
	Proven	-	-	-	-
	Probable	120.01	0.67	80.83	2.60
	Total	120.01	0.67	80.83	2.60

1.8 Summary capital and operating cost estimates

Operating costs (OPEX) stay in business capital costs (SIBC) and Capital (CAPEX) costs for the Quebradona project were developed by the technical specialists involved in the preparation of the FS report and the Mineral Reserve cash flow test (NPV0), with support from specialists within AngloGold Ashanti, specialised consultants, the engineering company selected for the Infrastructure, process engineering and valuable service providers. The NPV0 estimated OPEX of $4,929M after production credits for gold and silver revenue, a SIBC estimate of $634 and a CAPEX estimate of $1,480M exclusive of sunk capital. The financial modelling results confirmed a cashflow positive financial return with an NPV0% of $1,903M for the LOM.

1.9 Permitting requirements

The deposit is fully covered by its tenement. For the development of the infrastructure associated with the Quebradona Project additional mining proposals were required in order to ensuring 100% ownership or control of the area between the ore body (concession contract 5881) and the infrastructure location. In 2021 the EIA was placed in archive state but the PTO was approved by Secretary of mines.

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AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 14 1.10 Conclusions and recommendations The Mineral Resource update cycle from 2014 to date follows the best practices as defined in international codes on public reporting such as S-K 1300 (USA), SAMREC (South Africa) and CCRR (Colombia). An external Mineral Resource audit was performed in 2018 and completed successfully with no notable concerns identified. The December 2021 Quebradona Mineral Reserve is compiled in accordance with the requirements of the US Securities and Exchange Commission (SEC). No significant flaws have been identified during the external reviews by independent consultants, internal peer reviews, internal project review teams, a Mineral Reserve audit by Optiro in November 2018 and independent reviews by BECK Engineering in March 2021. Geological model validation and optimised production boundaries using a Net Smelter Return (NSR) cut- off value of NSR $30 /t provides sufficient margin for project payback in first 10 years of operation with the average NSR value of $91/t, post payback period the average NSR reduces to $74/t for the remaining LOM. Both the SLC mine design and processing facilities are well suited to the deposit and future consideration should be given to completing the tailings storage facility (TSF) expansion PFS study. This would be required after the postproduction ramp-up period and would look to recover additional material from the Exclusive Mineral Resource i.e., material not currently in the Mineral Reserve. 2 Introduction 2.1 Disclose registrant This technical report summary was prepared for AngloGold Ashanti who is the registrant and owner of the property. 2.2 Terms of reference and purpose for which this Technical Report Summary was prepared The purpose of this report is to support the public disclosure of the 2021 year-end Mineral Resource and Mineral Reserve estimate at the Quebradona project located in Antioquia Department, Colombia. Terms of reference are based on public reporting guidelines as per S-K 1300. The Mineral Resource and Mineral Reserve remains unmined and is quoted as at 31 December 2021. The Mineral Resource is reported in situ within the mineable shape optimiserTM (MSO) Mineral Resource volume and the Mineral Reserve is reported as delivered to the processing facility and therefore inclusive of ore loss and dilution estimates. The Mineral Reserve that is an outcome of this process is generated at a PFS level of confidence. Terms of reference are following AngloGold Ashanti Guidelines for the Reporting of Exploration Results, Mineral Resource and Ore Reserve (Guidelines for Reporting) and based on public reporting requirements as per regulation S-K 1300. Although the term Mineral Reserve is used throughout S-K 1300 and this document, it is recognised that the term Ore Reserve is synonymous with Mineral Reserve. AngloGold Ashanti uses Ore Reserve in its internal reporting. The Technical Report Summary aims to reduce complexity and therefore does not include large amounts of technical or other project data, either in the report or as appendices to the report, as stipulated in Subpart 229.1300 and 1301, Disclosure by Registrants Engaged in Mining Operations and 229.601 (Item 601) Exhibits, and General Instructions. The qualified person must draft the summary to conform, to the extent practicable, with the plain English principles set forth in § 230.421 of this chapter. Should more detail be required they will be furnished on request. The following should be noted in respect of the Technical Report Summary: • All figures are expressed on an attributable basis unless otherwise indicated • Unless otherwise stated, $ or dollar refers to United States dollars

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 15 • COP refers to Colombian peso • Group and company are used interchangeably • Mine, operation, business unit and property are used interchangeably • Rounding off of numbers may result in computational discrepancies • To reflect that figures are not precise calculations and that there is uncertainty in their estimation, AngloGold Ashanti reports tonnage, content for gold to two decimals and copper, content with no decimals • Metric tonnes (t) are used throughout this report and all ounces are Troy ounces • Abbreviations used in this report: gold – Au, copper – Cu, molybdenum – Mo and silver – Ag • The reference co-ordinate system used for the location of properties as well as infrastructure and licences maps / plans is latitude longitude geographic co-ordinates in various formats, or relevant Universal Transverse Mercator (UTM) projection. 2.3 Sources of information and data contained in the report / used in its preparation Information contained in this Technical Report Summary is based on information collected by AngloGold Ashanti in the different project stages (Scoping, Conceptual, PFS and FS) and provided by the technical specialists and Qualified Persons. 2.4 Qualified Person(s) site inspections Those tasked with regional sign off, and group sign off visit the project at least twice a year to review and make recommendations about work required. Those tasked with technical sign off participate actively in the overall estimation process. The Mineral Resource Qualified person is 100 % allocated to the Quebradona project and is located on site. Due to COVID-19 travel restrictions imposed globally between March 2019 and December 2021 the number of site visits have been greatly reduced. Once domestic and international travel recommences the QPs will recommence routine project site visits in 2022. 2.5 Purpose of this report This is the maiden reporting of the Technical Report Summary (according to S-K 1300 issued by the SEC) for this project. There are no previously filed Technical Report Summaries for this project. This Technical Report Summary supports the declaration of Mineral Resource and Mineral Reserve for AngloGold Ashanti's Quebradona project. 3 Property description 3.1 Location of the property Nuevo Chaquiro, which lies in the middle Cauca River region of Colombia, is an emerging, large, copper- gold porphyry-style greenfield discovery made by AngloGold Ashanti in the Quebradona mineral district of Antioquia, Colombia in 2006. The Quebradona project site is located 60km directly southwest, or a 104km southwest commute of the nearest major city, Medellin. The top of the ore deposit (On-Mountain) is located 7km from the town of Jerico, Antioquia Department and is fully covered by the mining title 5881. Colombian law determines that minerals of any kind, and in any state, that lie in the soil or subsoil are the property of the Colombian State. Such property is unalienable and imprescriptible. The right to explore and exploit non-renewable natural resources is granted through the awarding of concession contracts that give rise to a mining title. Colombian regulations declare the mining industry to be of public and social interest and efficient development of this industry is necessary. Mining in Colombia is regulated by law 685 of 2001 and mining development in the country is currently driven through the national development plan. In Colombia, environmental legislation is focused on the protection of renewable natural resources and the interaction of man and the environment. The afore mentioned is achieved from a series of regulatory provisions which require applications for permits or authorisations for the exploitation of each one of the

AngloGold Ashanti Quebradona Project - 31 December 2021

designated resources from the relevant competent environmental authority. Environmental regulations in Colombia are generally described within the natural resource code, law 99 of 1993, which created the ministry of environment, and actions the provisions that regulate the management of each of the resources.

Project Location.


South America
Medellín
Gramalote
Quebradona
La Felisa
Buenaventura port
Bogotá
La Colosa
Cali
Colombia
Quebradona
Other AngloGold Ashanti projects
City
Buenaventura port
Active rail line
Inactive rail line
Route 25
Route 62 and other

A protected environmental area (DMI) is present in the vicinity of the project (part of the mineral rights) but no infrastructure or mining designs are planned within the vicinity. In the PTO (programa de trabajos y obras) the return of this protected area to the authorities is included.

The archiving of the environmental impact study by Colombia's National Environmental Licensing Authority (ANLA) could cause an 18 to 24 month delay in the project.

3.2 Area of the property

Quebradona comprises one tenement (5881) which is the result of the integration of the five original tenements (5869, 6318, 6359, 7579 and 5881). The integrated tenement 5881 was issued on the 9 December 2016. Concession contract 5881 initially covered a total area of 7,593 hectares, which was reduced to 4,881.89 hectares by the relevant mining authority (Secretaría de Minas de Antioquia) on 4 March 2022. It will expire in May 2037 and is currently in its sixth year of the integrated exploration phase.

3.3 Legal aspects (including environmental liabilities) and permitting

The project concession is located on land designated for agriculture within a dominantly upland agricultural region. A single mining title defines the Quebradona project with this allowing for efficient management and integrated mining activities prior to a construction decision. The mining title is currently in the 5th year of integrated exploration activities and it is valid is until 8th of December 2037 with the possibility of an extension, which is not automatic, of 30 more years. The lease holder has the right of first refusal to sign a new contract for the lease.

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AngloGold Ashanti Quebradona Project - 31 December 2021

Tenements and proposals


TK7-08021
TK7-08031
TK8-08021
500867
500866
502667
LHJ-15051
JLH-16215X
Jerico
SDO-08122
QEF-11131
LHJ-15053X
5881
Corregimiento de Palermo
Helipad co-ordinates
5°45'50"N, 75°44'51"W
Licences
Exploration
Exploration application
Planned Mine Infrastructure
Envelope 0.45% - 1700mts
Tunnel
Settlements
Villages
Roads
Secondary
Helipad
N
0 1 2 3 Km

In 2015, AngloGold Ashanti Colombia acquired or held under agreement 100% of total land required for the exploitation of the deposit which totals 556 ha. The farms concerned are Chaquiro and Coqueta. This land does not have any environmental restrictions that prevent or restrict the exploitation of the mineral deposit.

All commitments required to grant the mining titles have been met and presented to the authorities. On 25th of October 2021 ANLA issued an order to archive the environmental licensing process. On 18th of November 2021 Quebradona filed an appeal to ANLAs archiving order. The appeal is under review and a decision pending.

On 19th of November 2013 a request for integration of the five (5) tenements (5869, 6318, 6359, 7579 and 5881) was submitted. The two main objectives were: firstly, facilitating environmental licensing, construction and operation under one license; and secondly, consolidating of all the free areas generated by brokers or spaces between the tenements, to ensure the future development of the project. On 9th December 2016 the integration of the 5 tenements was successfully registered in the national mining register resulting in a singular mining title.

The are no known land claims that can affect the mineral rights.

3.4 Agreements, royalties and liabilities

From the commencement of JV with B2Gold a payment for exploration (tenement canon) was paid annually to the government. The payment of about $200,000 is paid for the integrated 5881 (5 tenements) with no other royalties are payable to the government until production starts.

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17

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 18 B2Gold will be entitled to a Royalty equal to 2% of the Net Profit generated from the sale of any product. The Quebradona project consists of the integrated mining concession contract 5881, which is registered in the name of Minera de Cobre Quebradona S.A.S. B.I.C. Quebradona operates the project and must pay royalties to the Colombian state. As required by law 685/2001, all mining and environmental policies are up to date and paid At the cessation of mining activities all disturbed areas will be left in a safe and stable condition and adverse effects on humans and the environment, minimised. The mine’s closure plan will also be aligned with the activities in LOM which will allow for stage incremental closure as well as the development of the bio- dynamic park. The closure plan will also consider final geomorphological designs for the different land uses, revegetation programmes and other needs to establish the identified social and economic requirements in the influenced area This will continually be updated and monitored post closure. 4 Accessibility, climate, local resources, infrastructure and physiography 4.1 Property description Nuevo Chaquiro, the main deposit, is located 104km southwest of the city of Medellin by national highway and 7km from the town of Jerico, in the Antioquia Department. The project has good access to highway, state and rural roads as well as high-and-medium voltage power infrastructure. The deposit is located in the western Colombia cordillera with the geomorphology ranging from strongly uneven to rugged. Access to the property is by departmental gravel roads from Jerico town to the project area. Access from the town to the project is by truck and thereafter by walking to the internal platforms or drilling areas. The coreyard is accessible by truck and the project area is accessible all year round. The annual average temperature ranges from 14.0°C to 23°C degrees while the annual rainfall varies between 1,562mm to 2,680mm. Mineral rights cover the entire mineral deposit and the infrastructure sites are covered by AngloGold Ashanti’s mining proposals and a plan is in place to cover the total area where the infrastructure will be located with agreements. 5 History Modern exploration in the Cauca river region first started in the mid-1990s. This early work was focused on historic vein districts and alluvial workings. In 2004, AngloGold Ashanti did the first regional geochemical programs in the area targeting potential porphyry copper-gold mineralisation. This work identified Quebradona Creek as potentially of interest. Follow-up work identified a 1300m x 1000m area between Chaquiro and Higuerillos creeks that contained strong sericitic alteration and a stockwork of Fe oxide, and local quartz veinlets. This zone was later shown to overlie the Nuevo Chaquiro orebody. In addition, other prospects in the Quebradona district such as Aurora, La Sola, Tenedor and Isabela were identified. Preliminary field reviews suggested that these were either too small (or too deep in the case of Chaquiro) for open pit bulk tonnage copper-gold potential. In 2006, a joint venture with B2Gold was formed and the Quebradona district properties were included in this joint venture. Between 2006 and 2008, B2Gold drilled 13,319m of exploration drill holes in the Quebradona district, of which 1,987m (5 drill holes) were at Chaquiro. In 2009, B2Gold identified a potential 1Moz Au-equiv. inventory at Aurora; this was considered too small to pursue further at that time. In 2009, B2Gold decided to cease exploration in the district and the concessions reverted back to AngloGold Ashanti. In 2010, AngloGold Ashanti drilled the Chaquiro area (now renamed Nuevo Chaquiro) for two types of targets: • A broad gold soil geochemical anomaly corresponding to an ISS (intermediate sulphidation state), D vein zone, and • A deep porphyry target centred on an area of stockwork veining with a corresponding deep, high magnetic anomaly. The deep drill holes encountered Cu-Au mineralisation associated with the intra-mineral igneous centre. A campaign of deep exploration drill holes identified a broad zone of mineralisation assaying consistently between 0.48-0.54% Cu and 0.18-0.31g/t Au values. A large low-grade inventory was identified, however,

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 19 there were concerns that the grades encountered were insufficient to support an underground operation at the depths seen. Further geological understanding of the deposit coupled with detailed geophysics led to the discovery of the high-grade zone in Hole CHA-39 in August 2013 (248 m averaging 1.06% Cu, 0.44g/t Au) followed by CHA-48 (852 m @ 1.19% Cu, 0.61g/t Au) which was drilled at the end of 2013. The only constraint to finding the deposit was the depth of mineralisation. Nuevo Chaquiro is a blind deposit and the first drilling campaign was too shallow to find the economic intercepts. After alteration analysis an interpretation was undertaken and deeper drilling proposed which proved successful. The Mineral Resource changes between 2014 and 2021 have been minor with tonnage varying around 2%, and 5% for gold and copper content. These changes are inclusive of new information as well as price changes. The 2021 Mineral Reserve statement differs from the 2020 Mineral Reserve by 8% for tonnes and approximately 4.5% for copper and gold content. 6 Geological setting, mineralisation and deposit 6.1 Geological setting The Quebradona project is located in the northern Andes of Colombia, a sector that has a complex tectonic history resulting from interaction between several tectonic plates. The most important major tectonic feature in the project area is the Romeral Fault System, which at Quebradona changes its orientation and lateral movement (NNW strike and right-lateral movement to the S) leading to assumptions that this may have created the space to accommodate the mineralised intrusives. The Romeral Fault System forms the eastern boundary of the pull-apart basin which dominates the district. Another important structural feature is the Arma fault which trends NW and crosscuts the belt as a N40W striking oblique normal, left-lateral fault. This structural setting facilitated the rise of intrusive bodies through the volcanoclastic sequence of the Combia Formation. These intrusives generally don’t reach the surface and remain as blind deposits. Although erosive process acted over a long period, the Nuevo Chaquiro deposit remained buried. Nuevo Chaquiro is a porphyry type deposit. The host rock comprises a volcaniclastic sequence of the Combia Formation which is intruded by diorite dykes. The mineralisation at Nuevo Chaquiro has a distinct E-W orientation suggesting extension in this direction. Faulting in the greater Nuevo Chaquiro area has a general grid like configuration with the main orebody cut by a series of sub-parallel ESE trending (100 to 115 degrees) faults and in places offset by later N10-15E faults. These structures are vertical to steeply dipping to the north. Reviews of these faults indicate minimal offsets. Pre-mineralisation faults have not been observed. 6.2 Geological model and data density The initial geological interpretation was done on paper sections (11 main sections) and thereafter LeapfrogTM software was used to create geological volumes. All dyke generations were modelled (pre- mineral, early, intra mineral and late) as well as a saprolite surface. Four geologists participated in the interpretation and discussions. Copper, molybdenite and sulphur volumes, were generated in DatamineTM software and validated against previous models and geological interpretation. It is important to note that the high-grade copper envelope is well constrained by the early quartz diorite intrusive. Lithology is useful and controls the mineralisation, high-grade copper is constrained in early quartz diorite intrusives, low- grade copper is constrained to intra mineral intrusive. Host rock tuff can also be mineralised. The principal factors controlling mineralisation at Quebradona are: lithology with the presence of early quartz diorite intrusive, alteration, vein density and chalcopyrite content. Drill hole spacing over the project is variable, being influenced by environmental and community considerations. Where possible multiple drill holes were drilled from the same drill pad to minimise the impact on the environment. Drilling at Quebradona varies from a 50m x 50m grid in the central part and

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 20 100m x100m to 120m x 120m in the adjacent low grade Inferred Mineral Resource areas. Due to the multi hole platforms, the drilling spacing in the first 300m is tighter than in the deeper portions of the deposit. The main deposit mineralisation model is a copper, gold porphyry deposit and this have formed the basis of the exploration model. The concepts applied as the basis of the exploration programs are: geological setting identifying lithologies and alteration patterns for a porphyry type deposit through mapping and sampling (chip outcrop, stream sediments using a screen sieve size passing -#200 mesh, and regular soil grid sampling). These proved successful and led to the definition of anomalies and subsequent drilling proposals. The first round of drilling which was shallow (300m) drilling was further complemented by geophysics (magnetometry, radiometry, ZTem and IP).

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 21 Typical WSW-ENE section in Nuevo Chaquiro deposit. Lithologically it is composed of a volcaniclastic unit of Combia Formation intruded by several diorite and quartz diorite dykes. Elevation: meter above sea level.

AngloGold Ashanti Quebradona Project - 31 December 2021

General W-E geological section in mineral deposit area. Elevation meter above sea level.


W
E
2000
1000
2000
1000
Tuff - Combia Formation
drilling
Mine develop.
1 % Cu
0.45 % Cu
Sericitic
Chl- Ser
Propylitic
Potasic
Ca-Potasic
Tuff - Combia Formation
Diorite dyke

Geological SW-NE section for the project entire area. Elevation meter above sea level.


Mine area
Access tunnel zone
Tunnel trace
Colluvial Deposit
Porphyry intrusives
Combia Formation
Amagá Formation
0.6 % Cu Envelope
SW
NE
Quaternary deposit
Amagá Formation
Surface infrastructure zone (plant-camp-TMF)

6.3 Mineralisation

The ore minerals at Nuevo Chaquiro are principally chalcopyrite and molybdenite. Other sulphides include pyrite and amounts of pyrrhotite in some intervals. Chalcopyrite is typically present as fine-grained disseminations and stringers, or within quartz veinlets within potassic alteration (and to a lesser degree in calcic-potassic alteration), and occasionally as metre thick massive sulphide zones within the cupola zone. Molybdenite commonly appears as veinlets without other sulphides, as well as inclusions in early-stage quartz-sulphide veinlets. Gold and silver correlate well with copper and most gold grains occur on the margins of chalcopyrite, as confirmed in the metallurgical test programmes done from 2016 onwards.

The extent of the Mineral Resource model covers an area 1.1km (east-west) by 0.8km (north-south) by 1.1km (vertical) and represents a porphyry type orebody. The top of the orebody is a minimum of 200m below surface. A zone known as ISS (intermediate sulphidation stage) is present to the west of the main mineralisation but it is not included in the study or Mineral Resource statement.

7 Exploration

7.1 Nature and extent of relevant exploration work

In 2004, AngloGold Ashanti completed the first regional geochemical programs in the area targeting potential porphyry copper-gold mineralisation. This work identified the Quebradona creek as of potentially interest. Follow-up work identified a 1300m x 1000m area between Chaquiro and Higuerillos creeks that contained strong sericitic alteration and a stockwork of Fe oxide, and locally quartz veinlets. This zone was later shown to overlie the Nuevo Chaquiro orebody. In addition, other prospects in the Quebradona district such as Aurora, La Sola, Tenedor and Isabela were identified. Preliminary field reviews suggested that these were either too small (or too deep in the case of Chaquiro) to support an open pit bulk tonnage copper-gold mine. In 2006, a joint venture with B2Gold was formed and the Quebradona district properties included within this joint venture.

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AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 23 Between 2006 and 2008, B2Gold drilled 13,319m of exploration drill holes in the Quebradona district, of which 1,987m (5 drill holes) were at Chaquiro. In 2009, B2Gold identified a potential 1 Moz Au-equiv. inventory at Aurora; this was considered insignificant to pursue further. In 2009, B2Gold decided to cease exploration in the district and the concessions reverted back to AngloGold Ashanti. In 2010, AngloGold Ashanti drilled the Chaquiro area (known as Nuevo Chaquiro) for two types of targets: • A broad gold soil geochemical anomaly corresponding to an ISS (intermediate sulphidation state), D vein zone, and • A deep porphyry target centred on an area of stockwork veining with a corresponding deep, high magnetic anomaly. The deep drill holes encountered Cu-Au mineralisation associated with the intra-mineral igneous centre. A campaign of deep exploration drill holes identified a broad zone of mineralisation assaying consistently between 0.48-0.54% Cu and 0.18-0.31g/t Au values. A large low-grade inventory was identified, however, there were concerns that the grades encountered were insufficient to support an underground operation at the depths seen. Further geological understanding of the deposit coupled with detailed geophysics led to the discovery of the high-grade zone in Hole CHA-39 in August 2013 (248m averaging 1.06% Cu, 0.44g/t Au) followed by CHA-48 (852m @ 1.19% Cu, 0.61g/t Au) which was drilled at the end of 2013. Mapping, sampling (chip outcrop, stream sediments using a screen sieve size passing -#200 mesh, and a regular soil sampling grid) were the first successful approaches leading to the definition of anomalies and a drilling proposal. This resulted in the first round of shallow (300m) drilling, further complemented by geophysics (magnetometry, radiometry, ZTem and IP). Drilling techniques used in the past and for estimation purpose are DD core, with geological logging which is done in 2m regular intervals obtaining all relevant geological data (lithology, alteration, vein type, vein orientation for those oriented drill holes, and minerals species). Density measurement is performed regularly and included in the model by lithology type and estimated by ordinary kriging. Drill samples used for the estimation process consist entirely of core samples. Sample preparation, security (chain of custody) and analytical procedures (fire assay and ICP) use industry best practice. Actual sampling protocols are designed to be below 10% error as determined in nomogram studies. The FS geological model used updated estimation boundaries, a soft boundary approach to estimation, and updated Mineral Resource categories based on conditional simulation. Furthermore, the FS used updated geometallurgy, geotechnical parameters, hydrogeology and geological information from infrastructure sites (based on drill holes and test pits), structural geology and a revision of the estimated geological endowment. The exploration area covered is approximately 8,000ha when considering mapping and sampling, which is about double the size of the aerial geophysics campaigns performed in the past. Logging information, geochemical sampling data and physical property measurements are captured by field staff. Daily drilling forms are completed by the driller in hard copy and signed-off by the geologist. The borehole sample database is managed with Microsoft SQL Server and the Century Fusion™ SQL data management system. The Century Fusion SQL data management system has been specifically developed for AngloGold Ashanti’s Colombian exploration and development project teams and contains special queries and data management utilities. Many of these have been modified or added to, by AngloGold Ashanti. All data captured has been produced internally while regional geology has been compiled from the Colombian Geological Association’s previous studies. 7.2 Drilling techniques and spacing The data for modelling and Mineral Resource estimation is based on DD using different orientations. Most drill core sampling occurred on 2m sample lengths. No other drilling techniques have been used to date. All drill holes were geologically logged and consist of DD only. A selected set of drill holes were geotechnically logged or photo logged and in the model are de-surveyed based on downhole surveys.

AngloGold Ashanti Quebradona Project - 31 December 2021

Logging is qualitative and quantitative; core photography is routinely done for all drill holes with the complete drill hole being logged.

Drill hole spacing over the project is variable, being influenced by environmental and community considerations. Where possible multiple drill holes are conducted from the same drill pad to minimise impact on the environment. Drilling at Quebradona varies from 30m x 30m grid for Measured in the central part and 60m x 60m for Indicated to 120m x 120m for Inferred in the adjacent low grade Inferred Mineral Resource areas. Due to the requirement to have multi-hole platforms located on steep undulating terrain On Mountain the drill spacing varies with depth. The top 300m hole spacing is tighter than in the deeper portions providing sufficient coverage to establish the geological and grade continuity.

Details of average drill hole spacing and type in relation to Mineral Resource classification

Category	Spacing m (-x-)	Type of drilling	Depth (m)	Dip (°)	Comments
		Diamond			
Measured	30x30	Yes	624	72	Depth and dip average in database from 13-05-2021 (dhq0521%.dm).
Indicated	60x60	Yes	624	72	Depth and dip average in database from 13-05-2021 (dhq0521%.dm).
Inferred	120x120	Yes	624	72	Depth and dip average in database from 13-05-2021 (dhq0521%.dm).

7.3 Results

The results for the latest Mineral Resource maintained the Measured Mineral Resource portion between the same elevations (from 1600 to 1360 masl) but enlarged the lateral extent by about 20m. Indicated Mineral Resource was similarly affected. AngloGold Ashanti's 15% error at 90% confidence rule used was 15 % to classify Measured Mineral Resource (defined by a quarterly volume of 1.5 Mt/qtr) and an Indicated Mineral Resource (defined by an annual volume of 6.2 Mt/yr). Material outside the limits explained above were maintained as previously classified using a kriging variance of, KV<=0.0125% for the low-grade zone.

The Mineral Resource complies and has a reasonable and realistic prospect for economical extraction.

This Technical Report Summary is not being used to support the disclosure of exploration results.

7.4 Locations of drill holes and other samples

The drill collar position is controlled from design, field supervision and lastly the final position is surveyed (Easting, Northing and Elevation) using total station or RTK GPS (normally 5mm to 20 cm accuracy for Topcon or Trimble units).

Downhole measurements every 50 m are normally being done with Reflex Ez-Track equipment. Drill holes traces are desurveyed to be used in geological modelling and estimation purpose. The following figures show a typical section view of the deposit and a plan view at 1500m AMSL elevation.

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AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 25 Regional sampling in relation with Mining title 5881 Drilling in relation with Mining title 5881 Main geological section E-W in mineral deposit area. Elevation meter above sea level.

AngloGold Ashanti Quebradona Project - 31 December 2021

Plan view at 1500m AMSL, lithology, alteration, mineralisation envelopes and proposed mining infrastructure.


Mine design
Late QDiorite
Intramineral QDiorite
Early QDiorite
Combia Formation
Hydrotermal Alteration
Chl-Sericite
Potasic
Propylytic
Drilling trace
Mineral envelopes
for 1 % to 0.45 %
N
W
E
S

7.5 Hydrogeology

Regionally, the climate of the project area varies from temperate at its lower elevations (600 masl), to cold at higher elevations (2,300masl), with annual average temperatures between 14°C and 23°C. The annual rainfall cycle measured at six nearby stations to the study area was obtained from records of rainfall collected by IDEAM (Institute of Hydrology, Meteorology and Environmental Studies of Colombia). Analyses of the results show that the area is characterised by a bimodal rainfall cycle, with a typically dry season between December and February and a second dry season between June and July. The annual average rainfall is 2,560 mm/year (SHI, 2021).

A total of 28 standpipe open piezometers, 18 located at infrastructure sites and 10 located in the deposit area, were installed at strategic locations across the site. These were used for hydraulic testing as well as water level measurements. Two vibrating wire piezometers were installed to measure pore pressure along the tunnel axis and subsidence area.

Ninety-eight Lugeon tests were completed in the crystalline rock (Tuff of the Combia Formation – see section 7.4 for geological section) and intrusive rock (quartz diorite and diorite) in the mineral deposit area. The hydraulic conductivity calculation method is given by the equation flow of US Department of the Interior Bureau of Reclamation Earth Manual (1977). Six Lefranc tests in saprolite and transition zone were conducted at the deposit area in weathered volcanic tuff material. Nine Lugeon tests were completed in the sedimentary rock (Amaga Formation) at the infrastructure area and eighteen Lefranc tests completed in upper weathered sedimentary rock (Amaga Formation) in the same area. Sixteen Lefranc tests were completed in the colluvial deposits (Colluvial deposits Formation) in the infrastructure area. Skilled members of the Quebradona team carried out the tests in the mineral deposit area between 2015 and 2019, and AUSENCO in the mining facilities area in 2108. The test results were audited and verified by AngloGold Ashanti geohydrologists. Hydraulic conductivity from 1.00E-10 to 4.20E-06 m/sec characterised the units as aquitards.

The average value of the recharge oscillates between 0 mm/year to 568 mm/year, corresponding to between 6% and 10% of the average rainfall for a normal rainfall year. A distributed model was used to calculate the recharge. This model follows the methodology used by Velez and Salazar (2005) from the model created by Bradbury et al. (2000).

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AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 27 The hydrochemical monitoring network consisting of 6 springs and 6 piezometers are distributed between the mine area and TSF. Three hydrogeochemical analysis campaigns (summer-winter-summer) were carried out between 2018 and 2019 following the required sampling standards and being collected by a certificated technician from the consultant SHI and analysed by laboratories approved by IDEAM. Isotopy (deuterium, Oxygen18 and Tritium) technique was used for 21 water monitoring points, 6 springs, 6 creeks, 7 piezometers and 2 rain station, distributed between the mine area and TSF to establish the relationship between rainfall, surface water and groundwater. The water samples were collected over fourteen months and analysed at Waterloo University Laboratory in Canada. The conclusion from the isotopy study is that groundwater is representative of the higher elevations ~ 2,500 masl (on the mountain) and do not originate from the same source as groundwater located in the valley at elevation ~950 masl. The conceptual hydrogeological model built with information from exploration core, field mapping and hydraulic testing shows that groundwater flow in the mine and tunnel area occurs predominantly in the weathered and fresh rock transition zone (weathering profile) typically within the upper 100m and in selective localised fractures and joints within the fresh rock matrix immediately below it. Water levels at the mine site and along the tunnel corridor are located between 10m and 55m below surface. Hydraulic conductivity results indicate the saprolite and transition materials, have a low permeability with low storage potential. In the infrastructure area (plant and tailings deposit area) which extends over two known lithologies and can be characterised as: • The surface unit (Colluvial Deposits Formation) formed by colluvial deposits (tuff blocks of variable thickness between 0.2 to 6m embedded in a silty clay matrix) is an aquitard from low to medium water storage, and a low permeability unit with thickness between 5 and 40m. • The underlain by tertiary sedimentary rocks consisting of a sequences of mudstones, siltstones, sandstones and conglomerates (Amaga Formation). Hydraulic testing of this unit indicated it has low water storage capacity and low permeability. Water levels are located between 1 and 27m below surface. No major faults were intersected during the field drilling program. The hydrogeological numerical model provides estimates of the potential impact of the proposed Quebradona Project on local and regional groundwater conditions. This includes estimates of inflows to the mine workings and tunnels, seepage rates and seepage pathways from the TSF, and changes in groundwater elevations and discharge rates relative to background conditions. Recognising the different geological and hydrogeological regimes associated with the mine area in the uplands relative to the TSF and plant area in the valley, the approach to the modelling was to construct and calibrate two separate and independent 3D numerical models with FEFLOWTM software for the mine area and TSF area, respectively. These were supplemented by a total of six 2D vertical cross-section models with HydroGeoSphereTM software; two regional cross-sections to evaluate regional groundwater flow patterns extending from the upland areas to the major regional drainages in the front range, and four additional local cross-sections orthogonal to the tunnel alignment in order to estimate inflow rates to the tunnels (Golder, 2021). Total groundwater inflow to the tunnels was estimated to be in the order of 4.5l/s once fully developed. Inflows to the mine were estimated to be in the order of 83 l/s by the end of mine development. This consists of a combination of groundwater inflows to the tunnel, the mine workings and the zone of subsidence above the mine that results from the sub-level caving mining method.

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 28 Annual rainfall cycle Hydrogeological units in Quebradona Project 7.6 Geotechnical testing and analysis Selected drillholes are logged geotechnically on a 3m interval to obtain the various rock characteristics that are used to classify the rock mass. Subsequent to this, samples are collected from selected core segments and soils, to perform laboratory tests to understand the various strength properties. Sampling methodology is followed as prescribed by the ISRM (1978). Geotechnical soil and rock testing were performed according to American Society for Testing and Minerals (ASTM) standards, which is in accordance with the International Society for Rock Mechanics standards (ISRM). All sample preparations and testing follow the ISRM (1981 and 1999). Geotechnical tests were conducted with quality control measures in place from the sample collection at the project core shed and also at the laboratory’s facilities. The results gave the ability to interpret the strength and deformational characteristics of soils and rocks found at the project. Geomechanical laboratory tests include, Unconfined compressive strength, Triaxial compressive strength, Induced traction, Point load and Direct shear tests that were

AngloGold Ashanti Quebradona Project - 31 December 2021

completed in Intrusive and Tuff rocks affected by Sericite and Chlorite Sericite alterations and also by Potassic and Propilitic alterations.

The mean UCS values for intrusive rocks affected by Potassic and chlorite- sericitic alteration showed that these rocks correspond to medium to high strength rocks with average modulus ratio while rocks affected by Sericite alteration corresponds to a low to very low strength rocks group with high modulus ratio as per Deere and Miller 1966 methodology. In addition, Tuff rocks affected by Propilitic alteration corresponds to medium to high strength rocks with average modulus ratio. Geotechnical log and test results were utilised to assess the geotechnical models and geotechnical designs at the mine site and associated infrastructure.

Summarised, in the table below are the geomechanical laboratory test results (by geotechnical domain). They include UCS, UCSE, Brazilian, Triaxial and Direct Shear, as well as Point Load Testing (PLT).

	1	2-S	3A-CS	3A-P	3B-CS	3B-PA	4-CS	4-P	Total
UCS	-	3	2	16	-	6	-	1	28
UCSE (Young's Modulus and Poisson's Ratio)	-	28	7	14	2	4	1	2	58
Brazilian	-	10	1	3	2	2	2	2	22
Rock Triaxial (Hoek Cell – Single Stage)	-	19	3	-	6	6	6	6	46
Direct Shear	-	1	-	-	-	-	-	-	1
PLT	38	300	316	466	126	329	104	153	1,832

Statistics and histograms for UCS/ UCSE, Young's Modulus, Poisson's ratio and Brazilian tests are summarised in the table below, and have been used in the design work for Quebradona (MCQ FS Study 2021).

Alteration		Sericite	Potassic			Chlorite-Sericite		
Domain		2-S	3A-P	4-P	3B-PA	3A-CS	4-CS	3B-CS
Property								
Uniaxial Compressive Strength	Mean	86	111			152		
	Median	82	99			179		
	Std. Dev.	41	64			72		
	Min.	17	24			16		
	Max.	180	236			245		
Tensile Strength	Mean	9	10			11		
	Median	9	11			11		
	Std. Dev.	2	2			2		
	Min.	7	6			8		
	Max.	12	13			12		
Young's Modulus	Mean	37	58			49		
	Median	34	58			51		
	Std. Dev.	16	16			11		
	Min.	12	15			32		
	Max.	79	86			64		
Poisson's Ratio	Mean	0.20	0.26			0.23		
	Median	0.21	0.27			0.22		
	Std. Dev.	0.06	0.06			0.04		
	Min.	0.10	0.05			0.18		
	Max.	0.36	0.32			0.29		

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AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 30 Based on the test results, the following notes are made: • The median and mean UCS values for potassic alteration are lower than chlorite-sericite alteration which is inconsistent with the Field Estimated Strength data. Possible explanations for this are; the low population of tests of the chlorite-sericite alteration, and natural bias towards stronger, more competent, rock in core sampling. • The number of tests and the distribution of the results suggest that the larger and upper domains (Domains 2-S, 3A-P and 3B-PA) are well represented. The data sets for the smaller domains (Domains 3A-CS and 3B-CS), and the lower domains (Domains 4-CS and 4-P), are smaller and mostly not statistically reliable. The possible exception to this is triaxial testing for which there is fair coverage at depth. • For the domains with larger UCS/ UCSE data sets (Domains 2-S, 3A-CS and 3A-P) the distributions show two different shapes. Domain 2-S is normally distributed, whereas the others are uniformly distributed. The effect of defects on the rock block strength will be larger in the stronger Domain 3 intact rock and a bimodal distribution could be expected. Although not bimodal, the spread of the data over low to high strength range suggests that defects are influencing rock strength. • There is no direct shear test data at depth. This data is typically less important for underground mines than surface mines, but it would be valuable for future ground support design – in particular for large excavations. 8 Sample preparation, analysis and security 8.1 Sample preparation The geochemical and assay data is based on sampling from DD having different drilling orientations. Most drill core sampling occurred on 2m sample lengths with no other drilling techniques included in the estimation process to date. Once the necessary geological information is obtained, the core is prepared for cutting. During this process, core is halved by making a longitudinal cut with a diamond saw, cutting on the left side of the bottom line in oriented holes. Finally, the core is returned into the tray keeping its original position. The left side of the core is used for geochemical sampling, in order to preserve the bottom line (lower half) for further studies. The rock sample is then broken into 5cm lengths and placed into a previously marked plastic bag with a sampling ID card inside. To avoid contamination or material loss, the sample is placed into second previously marked plastic bag and then sealed with a plastic band. Dry Bulk Density determinations have been routinely collected on all core at two-meter intervals using water immersion methods. A coherent segment of core (>10cm length), representative of the interval, is selected. The weight is measured dry, in air, then measured submerged in water. Core was left to dry naturally on the core racks. Every 25th sample is determined in duplicate. Bulk density for one sample in 50 is checked at the commercial laboratory. Metallurgical samples are bigger and variable size from 25 Kg to 200 Kg with each composite comprising numerous drill intercepts from different drill holes. Intercepts are reported as down-hole depths and the length of core is compared to the theoretical length. The average dip of the drill holes is 72 o. Mineralisation is on average 300m thick and has vertical zonation. Before operation a set of more inclined drill holes are planned in the next drilling campaign to confirm if there is any bias due to the orientation of the vein sets and the fact that the majority of the existing drilling is at an average dip of 72o. Once the drill core processing is completed, boxes containing the remaining half core are stored in the warehouse, located at the project facilities. The boxes are stored according to a defined procedure. This procedure considers drill core diameter, core stage (complete or cut) and the storage size. The project has a main warehouse with a capacity of 80km of core. The sample preparation for analysis in the laboratory generates rejects (both fine and coarse).

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 31 These are stored for 40 days in the laboratory warehouse. At the end of this period, they are transferred to a warehouse located in the municipality of Girardota (Antioquia) close to Medellin City. A logistics assistant receives and stores them in boxes or bags with their respective number identification. Recovery in the ore zone is normally higher than 95%. When the drill hole is for geotechnical purpose, attempts were made to improve the recovery in the sericitic alteration zone. Triple tube drill technology was used in the sericitic alteration zone (which is a less competent alteration zone). This impacted overall drill rates as both lower pressure and rotation speed were used to limit any re-drilling and improve quality/recovery of the drill core. Another measure was the implementation of stricter controls regarding drilling practices, which aimed to reduce hole deviation using adapter and locking couplings in the HTW line - adapters generate more stability in-line and decrease hole deflection. Once the necessary geological information is obtained, the core is prepared for cutting. During this process, core is halved by making a longitudinal cut with a diamond saw and cutting on the left side of the bottom line in oriented holes. The preparation protocol is as follows: • Sample receipt and weight: Samples are logged into the ALS Chemex Lims system on reception. • Drying: samples are placed on stainless steel drying pans and placed into a dryer at 110°C, heated with a digitally controlled gas-fired burner. • Crushing: samples are crushed to greater than 70% < 2 mm using a Terminator crusher. • Splitting: one kilogram is split using a riffle splitter. A second splits is used as coarse reject duplicate (1 sample each 25) • Pulverising: the split is pulverised to greater than 85% passing 75µm using a LM2mill. • A sub-sample of approximately 250 grams weight is split and shipped to the analytical laboratory, ALS Chemex in Lima Peru, for analysis. 8.2 Assay method and laboratory The preparation and quartering of samples is carried out directly at the ALS Chemex laboratory located at Medellin, Colombia and following sample preparation they are then shipped to the ALS Chemex Laboratory in Lima, Peru for analysis. The laboratory is accredited (number 670) and conforms with requirements of CAN-P-1579, ISO/IEC 17025:2005 set by the standards council of Canada. The Quebradona project uses two kinds of analysis for the sampling the drill core: • Au-AA24: Accurate determination of total gold content in a sample by fire assay and atomic absorption spectroscopy (AAS). The sample has a nominal weight of 50g. This method has a range of detection of Au between 0.005-10ppm. • ME-MS61m: Four acid "near-full" digestion 48 elements except for Hg are analysed. This is accomplished by Inductively Coupled Plasma-Atomic Emission Spectroscopy (ICP-AES) and Inductively Coupled Plasma - Mass Spectrometry (ICP-MS) ideal for the analysis of trace elements. It is not used for gold analysis. 8.3 Sampling governance Sample preparation and analysis are conducted according to standard industry procedures. DD core is cut in half and then crushed, split and pulverised prior to analysis. Gold is determined by fire assay and multi- elements by CCP-AES and ICP-MS after four acid digestion, both of which are total methods. Analytical performance is monitored by means of certified reference materials (CRMs), coarse blanks, coarse and pulp duplicate samples and external laboratory check analysis according to AngloGold Ashanti protocols described in "General Protocols and Procedures: Quality Control and Standards In Gold Exploration" (Keith Kenyon, 2004). Drill Core samples were prepared at the ALS Chemex commercial preparation lab in Colombia/Medellin

AngloGold Ashanti Quebradona Project - 31 December 2021

and Bucaramanga (for a limited number of samples). Analysis was completed in ALS Chemex Lima. The general AngloGold Ashanti protocols and procedures are implemented by inserting quality control (QC) samples as coarse blank, certified reference material (CRMs), coarse reject duplicates and pulp duplicates.

The chain of custody to the lab is ensured using a transport contractor who complies with all transit regulation and is monitored by AngloGold Ashanti security to ensure they arrive at the final destination. No loss of samples has been recorded. The packaging process ensures no movement or damage to the samples batch.

Logging

Although Century Systems has within the application a tool for drill logging data entry, the Quebradona project uses a custom data entry tool based on a combination of MS Excel and MS Access that provides the first stage of data entry and validation. This tool is used by the geologists directly at the logging stage and by the database assistant who runs the scripts that upload the data into the Central database in Bogota, Colombia.

Drilling data entry

The initial data entry is done in Excel format and captures drilling recovery and the first quick log; this data is uploaded into to a customised SQL Server database through a set of scripts configured in MS Access. The data entry tool is the first stage of data validation through a set of scripts that displays any inconsistent data in contravention of the project logging rules. As a second quality control stage, the data upload tool also checks against the database rules. The third stage of quality control is a set of scripts configured for the validation of logged intervals, overlaps, gaps, final depth, and missing data.

A daily auditing process is completed for data entry. An independent audit was performed in November 2018 by Optiro Pty Limited (Ian Glacken and Andrew Grubb). The audit identified no red flags, no fatal flaws or major discrepancies with the project and the Mineral Reserve process. All the recommendations from the external audits were implemented in the subsequent updates of the Mineral Resource model and procedures.

8.4 Quality Control and Quality Assurance

The general AngloGold Ashanti protocols and procedures are implemented by inserting QC samples as coarse blank, certified reference material (CRMs), Coarse reject duplicates and pulp duplicates

Sample insertion protocol

	CAMPAIGN		
PROTOCOL BY SAMPLE SUBMISION	CHA 006-CHA029 (except CHA025, CHA017)	CHA030-CHA055 (except CHA033-CHA034)	CHA056-CHA069
Coarse Blank	2 at the batch beginning	2 at the batch beginning	2 at the batch beginning
Coarse Blank	1 per 25 samples	1 per 25 samples	1 per 25 samples
CRM, Au/Cu	NO	NO	1 per 25 samples in the Cu Zone
CRM, Au	1 per 25 samples	1 per 25 samples	1 per 25 samples out of Cu Zone
CRM, Cu	NO	1 per 50 Samples in the Cu Zone	NO
Coarse Reject Duplicate	1 per 25 samples	1 per 25 samples	1 per 25 samples
Pulp Duplicate (lab insertion)	1 per 20-25 samples	1 per 20-25 samples	1 per 20-25 samples

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AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 33 Example of Certified Reference Material for Gold - AU-SE68-Before-Chart Example of Certified Reference Material for Gold - AU-SE68-After-Chart

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 34 CU-OREAS502B-Before-Chart CU-OREAS502B-After-Chart

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 35 8.5 Qualified Person's opinion on adequacy Drilling samples used for the estimation process are entirely based on DD core. Sample preparation, security (chain of custody) and analytical procedures (fire assay and ICP) use best industry practice. The sampling protocol target is below the 10% error line as determined by the sample nomogram 9 Data verification 9.1 Data verification procedures The QP for the Mineral Resource is assigned 100% to the project and working on site, being part of the following checking activities: drilling supervision, core transportation, logging, sampling, modelling and estimation process, including database quality and integrity. The entire data collection process has been subject to inspection by internal and external reviews, as well as peer reviews. No material flaws have been found. 9.2 Limitations on, or failure to conduct verification The QP for Mineral Resource is not aware of any limitation, or failure to conduct verification regarding the Mineral Resource. 9.3 Qualified Person's opinion on data adequacy Information contained in the Technical Report Summaries are based on information collected by AngloGold Ashanti in the different project stages (Scoping, Conceptual, PFS, FS) and provided by the technical specialists and Qualified Person. Data collected uses industry best practices with internal and external peer review. 10 Mineral processing and metallurgical testing 10.1 Mineral processing / metallurgical testing An external trade-off study into three comminution options resulted in the recommendation to adopt an HPGR-Ball circuit. Following pilot scale testwork it was confirmed that the HPGR was most suitable. 10.2 Laboratory and results The testing process and laboratories used during FS are well renowned commercial laboratories and include: • First round of metallurgical testwork including the optical mineralogy program was undertaken at SGS Minerals S.A. laboratory located in Santiago, Chile, • Second round of metallurgical testwork including the electron microscopy copper mineralogy program was undertaken at ALS Metallurgy laboratory located in Perth. The gold deportment and quantitative mineralogy by LAICPMS program was undertaken at the Centre of Ore Deposit and Earth Sciences (CODES) located at the University of Tasmania. The third and fourth round of metallurgical testwork was undertaken at SGS Mineral Services laboratory located at Lima, Peru, • Finally, the pilot plant testwork (fifth testwork program) was undertaken at ALS Metallurgy laboratory located in Perth. Based on the above testwork the recoveries for the FS mine schedule and all ore relationships are estimated at: • Copper recovery: 93.6%, • Gold recovery: 58.8%, • Silver recovery: 83.6%, • Copper concentrate grade: 26.5%, and • Gold grade in copper concentrate: 9.1g/t.

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 36 The concentrate grade contains very low levels of deleterious elements and will be readily saleable despite the possibility of elevated levels of fluorine which may be encountered during mining. 10.3 Qualified Person's opinion on data adequacy The supporting technical information is adequate for the publication of the Mineral Reserve with the completion of the PFS in January 2019. The technical information was later updated following the completion of the FS in 2021 with the technical work program (PTO) proposed by AngloGold Ashanti and accepted by the Secretary of mines. The EIA approval is expected to be forth coming in 2022 to 2023. External mining consultants provided the base case mine design for the FS with underground infrastructure layouts provided by engineering firms with key inputs from the Geotechnical and hydrological disciplines merged into one final layout. The mining capital costs are developed using a first principle estimate from the budget quotes for mining equipment and the mining schedule. 11 Mineral Resource estimates 11.1 Reasonable and realistic prospects for economic extraction The prospects to determine the economic extraction of the Mineral Resource uses the MSO process in DatamineTM. Economic and mining parameters are used to compute a 3D volume that adheres to a predetermined cut-off-grade to generate an economic volume at the specified mining parameters (mining blocks, based on height, width and length). This 3D volume is referred to as the Mineral Resource constraining volume and it is used to delineate that portion of the mineralisation that will be quoted as a Mineral Resource. Mining boundaries considered a sub-level cave option followed by a second phase block cave option. An average $52.81/t in situ Net Smelter Return (NSR) results from all material included in the mining shape with at a NSR cut-off value of approximately $26.9/t. The MSO process uses the Mineral Resource prices for copper and gold as determined by AngloGold Ashanti to calculate the NSR value that is applied to constrain the Mineral Resource. Prices considered for Mineral Resource are: • Cu at 3.5 US$/lb. • Au at 1,500 US$/oz. • Ag at 25.15 US$/oz. • Mo at 12 US$/lb. The Mineral Resource was tested for and found to have reasonable and realistic prospects for economical extraction. The planned infrastructure for processing and tailing storage is in the valley area about 6km from the project. Good general access is present in this area as well as power availability and water sources. The project option chosen is entirely in the Jerico municipality and in the valley area. The tenure is secure at the time of reporting. No known impediments exist to operate in the area. The land acquisition process is complete and covers the FS layout. The archiving of the environmental impact study by ANLA could cause an 18-24 month delay in the project. The technical work program (PTO) proposed by AngloGold Ashanti has been approved by the Secretary of mines. More than half of the community supports mining activities (a median of 0.70). A small opposition group has been identified that are active in local and national media. In 2019 the Constitutional Court of Colombia, established that popular consultations can no longer prohibit or decide on extractive activities such as mining and oil in the regions Copper concentrate will be a new commodity for AngloGold Ashanti, however, due to the low volume of concentrate produced, it will not substantially challenge global market trends. Sales will be to a copper smelter and contracts will need to be carefully drafted and negotiated for the off-take, fees and costs,

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 37 bonuses, penalties, title, shipping, insurance, etc. The concentrate produced by the project will be very clean with minimal contaminants. Several risks have been identified, which if properly managed can be mitigated. They include, • Geological risk is considered low-to-moderate due to low variability in copper grade with high continuity. • Lateral contacts of the high grade mineralisation (1 % Cu) could vary from +- 55m when new information is added, this supports the needs to implement a progressive drilling campaign to obtain new information well in advance of approving the final development design for the next sequential production level. • Security risk is considered low. • Nuevo Chaquiro has a moderate seismic risk. • Approximately 95% of the extracted material mined within the LOM mining plan is classified as Indicated (63%) or Measured (34%) Mineral Resource. A copper sensitivity analysis showed ranges from +13% to -21 % for copper prices at 4.03 and 2.97 $/pound respectively. The Mineral Resource is constrained within an economic extraction volume at these parameters. 11.2 Key assumptions, parameters and methods used The Mineral Resource is exclusive of Mineral Reserve in this Technical Report Summary and quoted as at 31st of December 2021. The Mineral Resource is reported in situ within the Mineral Resource MSO volume. The Mineral Resource exclusive of Mineral Reserve ("exclusive Mineral Resource") is defined as the Inclusive Mineral Resource less the Mineral Reserve before dilution and other factors are applied. The exclusive Mineral Resource consists of the following components: • Inferred Mineral Resource, including that within the Mineral Reserve design or stope shape; • Mineral Resource that sits above the Mineral Resource cut-off grade but below the Mineral Reserve cut-off grade that resides within the defined Mineral Reserve volume; • Mineral Resource that lies between the LOM pit shell/mine design and the Mineral Resource pit shell/mine design (this material will become economic if the gold price increases); • Mineral Resource where the technical studies to engineer a Mineral Reserve have not yet been completed. In 2021 the MSO tool was used to constrain the economic portion of the mineralisation at the Mineral Resource gold price. Mining considered a sub-level cave option followed by a second phase block cave option The inclusive Mineral Resource is contained at the main Nuevo Chaquiro deposit only, and it is constrained by MSO process (Datamine) using the following price parameters: • Copper at 3.5US$/lb. • Gold at 1,500 US$/oz. • Silver at 25.15 US$/oz. • Molybdenum at 12 US$/lb. The Mineral Resource tonnages and grades are estimated and reported in situ.

AngloGold Ashanti Quebradona Project - 31 December 2021

Parameters under which the Mineral Resource was generated

Mineral Resource parameter summary			
Parameter	**Unit**	**Mine Unit**	**Value**
Commodity prices	Cu $/lb	Nuevo Chaquiro	3.5
	Au $/oz	Nuevo Chaquiro	1500
	Ag $/oz	Nuevo Chaquiro	25.15
	Mo $/lb	Nuevo Chaquiro	12
Metal Recoveries	Cu %	Nuevo Chaquiro	93.6
	Au %	Nuevo Chaquiro	58.6
	Ag %	Nuevo Chaquiro	83.65
	Mo %	Nuevo Chaquiro	34.1
Costs	Mining cost $/t	Nuevo Chaquiro	8.32
	Processing plant $/t	Nuevo Chaquiro	11.98
	G&A (owner cost) $/t	Nuevo Chaquiro	3.03
	TSF $/t	Nuevo Chaquiro	2.27
	Closure $/t	Nuevo Chaquiro	0.3
	Environmental compensation $/t	Nuevo Chaquiro	0.11
	Environmental compensation general $/t	Nuevo Chaquiro	0.06
	Exploration cost $/t	Nuevo Chaquiro	0.11
	Social payment $/t	Nuevo Chaquiro	0.46
	Severance payment $/t	Nuevo Chaquiro	0.26
	Total for break even cut-off $/t	Nuevo Chaquiro	26.9

The initial geological interpretation was done on paper sections (11 main sections) and thereafter Leapfrog software was used to create geological volumes. All dyke generations were modelled (pre-mineral, early, intra mineral and late) as well as a saprolite surface. Four geologists participated in the interpretation and discussions. Copper, molybdenite and sulphur volumes, were generated in Datamine™ software and validated against previous models and geological interpretation. It is important to note that the high-grade copper envelope is well constrained by the early quartz diorite intrusive. Lithology is useful and controls the mineralisation, high-grade copper is constrained in early quartz diorite intrusives, low-grade copper is constrained to intra mineral intrusive. Host rock tuff is mineralised as well. The principal factors controlling mineralisation at Quebradona are: lithology with the presence of early quartz diorite intrusive, alteration, vein density and chalcopyrite content. Apart from geological models, two grade models were generated for copper and used for copper, gold and deliver independent estimates inside 1 % and 0.1 % copper envelopes.

Geological and geotechnical information has been gathered mainly by core logging observations. Geometallurgical observations are based on geological descriptions and metallurgical test results. Hydro geology parameters have mainly been obtained by field tests.

Geological, mining and metallurgical aspects of the project are very encouraging. The company's social approach is considered appropriate and needs to be constantly monitored and managed.

On 25 October 2021, ANLA issued an order to archive the environmental licensing process. On 18 November 2021, Quebradona filed an appeal to ANLAs archiving order. The appeal is being reviewed and a decision pending.

All geological data in the main zone of the model are either classified as Indicated or Measured Mineral Resource with mineralisation and grade showing low variability. During the Mineral Resource estimation update cycle, the position of the high grade (1% Cu) boundary showed variations up to 55m due to the addition of new information. Due to this variation drilling must be executed from surface or preferably underground before mining extraction.

Copper, gold, silver, molybdenum, arsenic and sulphur grades were estimated using ordinary kriging into a 40m x 40m x 20m block model. Grades were estimated within grade-based 3D wireframe boundaries for copper and gold with separate domains for molybdenum and sulphur.

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AngloGold Ashanti Quebradona Project - 31 December 2021

The 2019 Mineral Resource model maintains the same geological units (dyke generation) but uses new grade envelopes of 1.0 and 0.1% copper content using soft boundaries as estimation units. No changes or updates were made for 2020 Mineral Resource model.

In 2021, the same soft boundaries (1 % and 0.1 % Cu) as the 2019 model were used, samples composited to 4m down-hole lengths prior to estimation and extreme values were capped. Estimation was into homogeneous geological domains using ordinary kriging with a 12m soft boundary. Classification was guided by conditional simulation.

The Mineral Resource was tested for and found to have reasonable and realistic prospects for economical extraction.

Quebradona inclusive Mineral Resource grade and tonnage curve


Total Quebradona
Underground (Metric Interpolated Attributable Values)
Tonnes above cut-off (millions)
623.00
546.00
469.00
392.00
315.00
238.00
161.00
84.00
7.00
Average grade above cut-off (%)
3.00
2.00
1.00
0.00
0.00
0.25
0.50
0.75
1.00
1.25
1.50
1.75
2.00
Cut-off grade (%)
Tonnes above cut-off
Average grade above cut-off (%)

Estimation uses industry standard ordinary kriging to determine grades. The estimate validation is done graphically on a section by section basis comparing the block model to drill hole geological data, swath plots and statistical comparisons using average samples and average grade block comparisons are also used. New models are compared to old models to check changes. Gaussian anamorphosis with a change of support is used to check global grade-tonnage curves.

The parent block size for estimation used is 40m x 40m x 20m with the overall drill spacing being approximately 80 m x 80 m. Typical searches are from 135m to 286m (typical for copper in high and low grade respectively).

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AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 40 Estimation is done into different domains which are joined post estimation. Two domains for copper, one for molybdenum, two for sulphur and one for high grade gold to the west are estimated. A saprolite surface and 4 different dyke surfaces are used to estimate density. Capping is based on probability plots and normally effects less than 1 % of the samples. Example of capping strategy for Copper in high grade domain The estimation includes separate and individual variography for Au, Ag, Cu, Mo ,S, As and density in the different domains using ordinary kriging. The estimates are done independently.

AngloGold Ashanti Quebradona Project - 31 December 2021

Example of variogram for Copper in high grade domain


Variogram of CU_%(Capped) (Direction: Omnidirectional)
Experimental Curve : VARIOGRAM
Variable name : CU_%(Capped)
Experimental Variance : 0.62
Direction: Omnidirectional
Lag Value = 20 m
Maximum Distance = 210 m
Direction: Omnidirectional
Mean Number of Pairs = 71515.3
Variogram Model:
Nugget Effect = 0.14
Structure = Spherical
Range = 62.8773 m
No Anisotropy Rotation
Sill = 0.52
Structure = Spherical
Range = 120.774 m
No Anisotropy Rotation
Sill = 0.12

The estimation process used a combination of Datamine™, Leapfrog™ and Isatis™ software.

Validation is done graphically on a section by section basis comparing the block model to drill hole geological data, swath plots and statistical comparisons using average samples and average blocks comparisons are also used. New models are compared to old models to check changes. Gaussian anamorphosis with a change of support is used to check global grade-tonnage curves.

All by-products are independently estimated. Cu, Au and Ag are estimated inside the 1% and 0.1% copper envelopes and joined at the end of the process. Molybdenum is estimated in separate volumes using a 100ppm domain to create an internal and external volume. Outside of the 0.1% copper volume, a separate estimation is done for all elements.

11.3 Mineral Resource classification and uncertainty

In 2014, only Inferred Mineral Resource was stated, however in 2015, 2016 and 2017, due to infill drilling in the central area of the deposit, 18% of the total Mineral Resource was classified as Indicated Mineral Resource.

In 2018, grade conditional simulation combined with kriging variance was used to classify the deposit and about 43% (based on tonnes) of the total Mineral Resource was classified as Indicated Mineral Resource.

For 2019, due to updated conditional simulation parameters, about 10% (based on tonnes) of the total Mineral Resource is classified as Measured Mineral Resource and 34% as Indicated Mineral Resource.

There were no changes for 2020.

For 2021, the conditional simulation was updated using 30m lateral extension from mine shape and 100m on top (previously used 10 m laterally). Two geographical simulations were used: one in the mining shape and the other in the 30m lateral extension and 100m upper portions were merged. The result maintained the Measured Mineral Resource portion (elevation levels 1600 to 1360 masl) but expanded about 20m to the lateral portions. The Indicated Mineral Resource was similarly affected.

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AngloGold Ashanti Quebradona Project - 31 December 2021

Categories in the 2021 model



Exclusion cone
2000 Elev
Legend
CAT
[ABSENT]
[1]
[2]
[3]
[4]
Draw limit
1800 Elev
1600 Elev
Red inferred
Green Measured
Orange Indicated
Grey Absent
SLC outline
1400 Elev
1200 Elev
MSO shape
1000 Elev

AngloGold Ashanti's 15% error at 90% confidence rule used was to classify Measured Mineral Resource (defined by a quarterly volume of 1.5 Mt/qtr) and an Indicated Mineral Resource (defined by an annual volume of 6.2 Mt/yr). Material outside the limits explained above were maintained as previously classified using a kriging variance of, KV<=0.0125% for the low-grade zone.

Conditional simulation for classification was recommended in the external audit in 2018, and for 2021 shows coherent results considering the variability of the grades and their location. Areas have been identified that despite having less than 15% error, have drill spacing wider than 60m (required for Indicated Mineral Resource). These areas are located in the upper portion of the deposit, specifically in the NW and E sector. Drilling is being considered prior to operation and the risk for these areas is considered low.

11.4 Mineral Resource summary

A cut-off grade was used for the MSO exercise based on a break-even strategy using the following parameters:

- Commodity prices:
  - Cu $3.5/lb.
  - Au $1,500/oz.
  - Ag $25.15/oz.
  - Mo $12.0/lb.
- Metallurgical recoveries:
  - Cu 93.6%,
  - Au 58.6%,
  - Ag 83.65%.
- Costs:
  - Mining cost of $8.32/t,
  - Processing plant of $11.98/t,
  - G&A (owner cost) of $3.03/t,

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AngloGold Ashanti Quebradona Project - 31 December 2021

- TSF of $2.27/t,
- Closure cost of $0.30/t,
- Environmental compensation of $0.11/t,
- Environmental compensation general of $0.06/t,
- Exploration cost of $0.11/t,
- Social payment of $0.46/t,
- Severance payment of $0.26/t,
- Total for breakeven cut-off of $26.9/t.

Exclusive copper Mineral Resource at a cut of $ 26.9/t NSR

Quebradona		Tonnes	Grade	Contained copper	
as at 31 December 2021	Category	million	%Cu	million tonnes	Mlb
	Measured	45.15	0.69	0.31	684
	Indicated	148.91	0.68	1.01	2,218
	Measured & Indicated	194.06	0.68	1.32	2,902
	Inferred	305.94	0.48	1.47	3,231

Exclusive gold Mineral Resource at a cut of $ 26.9/t NSR

Quebradona		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
	Measured	45.15	0.37	16.93	0.54
	Indicated	148.91	0.34	49.89	1.60
	Measured & Indicated	194.06	0.34	66.82	2.15
	Inferred	305.94	0.23	70.64	2.27

Exclusive Mineral Resource is located in the portion outside the sub level cave and consists of the area contained in the block caving phase. The Exclusive Mineral Resource is estimated by subtracting the in situ, undiluted Mineral Reserve from the Inclusive Mineral Resource.

11.5 Qualified Person's opinion

Geological risk is considered low to moderate due to variability in copper grade being low, with high continuity. Lateral contacts of the high-grade mineralisation (1% Cu) could vary by +- 55m as new exploration information is added, this supports the requirement to implement a plan for new Mineral Resource definition drilling well in advance of starting development on the subsequent SLC production level. Approximately 95% of the extracted material mined within the LOM is classified as Indicated (63%) or Measured (34%) Mineral Resource.

12 Mineral Reserve estimates

12.1 Key assumptions, parameters and methods used

The first Mineral Reserve was declared in 2018 and is updated annually. The point of reference for this Mineral Reserve is 31 December 2021 and it is estimated at 120.0Mt of Probable Mineral Reserve containing 1.23% copper, 0.67g/t gold and 7.29g/t silver. The Mineral Reserve is reported as delivered to the processing facility and is therefore inclusive of ore loss and dilution estimates.

With caution AngloGold Ashanti uses Inferred Mineral Resource in its Mineral Reserve estimation process and the Inferred Mineral Resource is included in the pit shell or underground extraction shape determination. As such the Inferred Mineral Resource may influence the extraction shape. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Mineral Reserve. The Mineral Reserve is tested for standalone economic viability through AngloGold Ashanti's Inferred Mineral Resource test.

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AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 44 In this test, all Inferred Mineral Resource is assigned a zero grade and the remaining Proven and Probable Mineral Reserve tested for a positive economic outcome. Only if the Proven and Probable Mineral Reserve passes this test is it quoted as a Mineral Reserve. The Quebradona Mineral Reserve quoted is fully contained within the LOM plan and is classified as Probable Mineral Reserve to be mined using the Sub-Level-Caving mining method. Measured Mineral Resource is included in the Probable portion of the Mineral Reserve, with all unclassified material to be mined classed as dilution. Quebradona project was a Joint Venture (JV) between B2Gold Corp. and AngloGold Ashanti executed in 2006. In 2020 B2Gold Corp remaining interests in the project transferred to AngloGold Ashanti Colombia (AGAC). Quebradona is 100% attributable to AGAC with B2Gold being entitled to a royalty equal to 2% of the Net Profit generated from the sale of any product. The Quebradona Mineral Reserve was initially based on the outcomes from the 2019 PFS and then updated based on the 2021 FS. The AngloGold Ashanti Mineral Resource and Mineral Reserve committee mandate is to ensure external audits are completed for a new project. Two independent external reviews were conducted during the study, one by Optiro in November 2018 for the Mineral Reserve and the second by BECK engineering on the mine design in 2020. The mine design is based on the Mineral Resource block model "mnc06" dated October 2021 with the mining layout encompassing the Mineral Reserve from production optimisation work conducted by external consultants. The work targeted the most attractive mining envelope suited to the SLC mining method, production ring profiles were adjusted for ore flow considerations and focused on extracting the best grade ore to suit the TSF design capacity of 119Mt. The Mineral Resource block model "mnc06.dm" was modified to add a US dollar per tonne ($/t) value field to determine the in-situ worth of metal by estimating the total value of the commodities minus the payable deductions - known as the Net Smelter Return value (NSR). This is expressed using the following simplified expression. NSR $/t = Total Recovered Commodity value and downstream expenses. Where commodity values include: • Recovered Copper Revenue, • Recovered Gold Revenue, • Recovered Silver Revenue. • Downstream expenses, • Land Transport Costs, • Sea Transport Costs, • Treatment Costs, • Deductions. The NSR value field determines the minable inventory above a NSR $26/t breakeven value. The best mining envelope is based on an optimise production footprint using a NSR $30/t cut-off-grade (COG), mining geometry, mining production schedule containing 95% Probable Mineral Reserve, and a positive cashflow/financial return. Exchange rates are required to determine the commodity price and Mineral Reserve financial estimation. The 2021 Mineral Reserve is based on the AngloGold Ashanti official commodity prices and an exchange rate: 3,208 (COP:USD) for 2021 and LOM Mineral Reserve Cash test is complete at NPV0, being cashflow positive. The COG value is relevant for the minable inventory with a NSR $30/t selected for the optimised mining envelope with a NSR $26/t used for marginal ore grade mined in development infrastructure. SRK (Vancouver) were engaged to estimate the final mined production tonnes, mined grades and Mineral Reserve estimation using industry standard caving mixing software. Based on the cut-off of NSR $30/t with an overall average NSR value of $74/t inclusive of unclassified material estimated at 4% for dilution. A total of 124.2Mt of ore must be processed in order to recover 100% of the Mineral Reserve. A cashflow test

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 45 includes the processing of 4.2Mt of dilution with the metal grades of those tonnes assigned a zero value and this demonstrates a positive result. Financial modelling outcomes are based on calculated commodity prices and not the NSR value field. The economic evaluation of the Quebradona Project has been develop on an Excel-based model (merged from various external economic cost models supplied during the 2020 and 2021 FS), using post tax stand-alone discounted real term cash flows which generates a positive net present value (NPV), internal rate of return (IRR) and a payback period over the expected life of the project (without any sunk costs). The estimation of the 2021 Mineral Reserve requires the application of the following modifying factors: • Commodity prices in local and US currency, • Exchange rates, • Cut-off value, • Dilution tonnage, and • Met recovery factor. The 2021 Mineral Reserve commodity prices as stipulated in the AngloGold Ashanti 2021 Guidelines for Reporting, are: • Copper at $2.90/lb. • Gold at $1,200/oz. • Silver at $18.67/oz. Mining The selected mining method for Quebradona is the common caving method of sub-level-caving which was chosen to maximise the best Mineral Resource extraction that is aligned with the TSF capacity of 119Mt. SLC is a mass mining method that has a higher dilution rate (>10% external to the blasted production ring envelope) compared to other underground mining methods. Drill and blast activities are used to fracture the orebody under controlled conditions. This commences at the top of the mine design and sequentially moves downwards in regular uniform horizontal slices (27.5m vertical spacing). Draw-points are installed (drilled and blasted using explosives) 3m behind an actively retreating production face towards the level access. The extraction sequence is scheduled to maintain a production rate of 6Mpta (exclusive of development material). Each drawpoint is drilled sequentially (10 to 15 production rings maybe drilled in advance) and fired as required along each production drill drive evenly spaced 15m apart. Predefined ore tonnage (mine call) is extracted from each drawpoint from 3 main active production levels with the schedule assuming a 100% compliance to the mine call. Broken rock is allowed to fill the voids within the drawpoint, thus allowing caving to propagate up towards the surface. The production activities for a 6.2 Mtpa (inclusive of development material) operation promotes continuous caving by allowing the overlying rock to break and cave, thus resulting in surface subsidence directly above the mining area. The amount of extracted ore tonnes per drawpoint is determine by a set of predefined rules for cave management propagation and risk mitigation. Production dilution modelling was conducted using PCSLC (Geovia™) industry software to estimate the Mineral Reserve recovery, and percentage of dilution mixing within the cave zone. The nominal economic cut-off grade was selected using a Net Smelter Return of $48/t for the initial mine planning and full grade ore at NSR $30/t and a breakeven grade of NSR $26/t. The draw strategy for the SLC is: • 50% Fixed draw for the undercut (first production level), • 70% Fixed draw, 2nd production level, • 90% Fixed draw, 3rd production level, • 110-150% Variable draw between 4th to the 19th production level, and • Final level (20th) drawn to final cut-off value or TSF final capacity. All development ore was depleted for the PCSLC (GeoviaTM) Mine planning models to avoid double accounting of material. A block of 3 drawpoints are evaluated within PCSLC software based on recovered diluted material. The production levels are based on the following design parameters: • 3m burden spacing, • 15m drill drive spacing,

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 46 • 27.5m inter-level spacing, • Transverse layout, and • Hydraulic radius of 20 to 28 (110m x 110m) required to create the unstable span to initiate caving, The material handling system (MHS) will consist of the following: • Internal ore passes ranging in diameter from 3.5m in to 5.0m from the SLC undercut production level to the transfer level, • Upper section between 1675 to 1265, consists of twelve (12) 3.5m diameter ore passes ranging in length from 90m up to 435m with a dip of >70degress. • Lower section between 1265 to 1155, consists of thirteen (13) 5.0m diameter vertical ore passes 110m in length. The Quebradona ore pass length is well above the standard industry design length by approximately 150 to 200 vertical metres, however the overall conclusion is that the raise boring risk is relatively low. The mitigation measures to be implemented to monitor and control material compaction, wear and ore pass degradation must be taken into consideration in the final ore pass construction design. At the 1155 elevation, the design incorporates a 6.2Mtpa ore transfer level with 4 tramming drives with dual accesses to the majority of the orepass, and a dual way tipping station at the central crusher. The underground crusher has a peak design capacity of 1,220t/h and the 6.1km conveyor belt has a peak design capacity of 1,160t/h. Other major infrastructure included in the AngloGold Ashanti financial modelling are: • Underground magazine, • Workshop, • Pump chamber • Primary ventilation • On surface facilities, processing plant, offices and accommodation. Geotechnical External caving specialists were involved in the following key designs aspects: • Geotechnical review and • Geotechnical assessments and inputs into the final mine design. Geotechnical data The comprehensive database includes, the lithology and alteration wireframes and related data such as: • RQD data from core and photo logging. • Logged fault intercepts in the lithology table. • Structures identified. • Photo logging of core photos to identify structures. • Faults and other structures identified during geotechnical logging. • Structural measurements from both oriented core and televiewer, and • Laboratory suite of rock strength tests. Geotechnical modelling used • 3D models for the structure, • Lithology and alteration were built using the implicit modelling workflow in Leapfrog Geo software. Geotechnical domains For the geotechnical domains a mine scale geology model was constructed, with improved structural, lithological and alteration models. This mine scale model was constrained to the boundaries of the major sub-vertical domain-bounding structures (west, north, and south). Four sets of structures were identified and refined inside these bounding structures (shallow to intermediate dipping to the west and east). Using the mine scale structural and alteration models, domains were defined, then sub-domained by alteration to distinguish the chlorite-sericite alteration zones. This was done to address the weakly-cemented micro- defects associated with these zones. These domains were then used to show the distribution of the various rockmass parameters such as RQD, Field Estimated Strength, Joint Roughness and Joint Alteration, as

AngloGold Ashanti Quebradona Project - 31 December 2021

well as the mechanical properties from laboratory tests. Subsequent geotechnical assessments were based on these values.

Stress regime

As Quebradona is located above sea-level the regional in situ stress values are relatively low above the orebody, but will become more pronounced with depth as confinement increases. The key long-term infrastructure including the internal access decline, primary crusher, ventilation fans and shafts have been located outside the areas influenced by the changes in stress due to the application of SLC. Despite the Easterly plunge of the orebody towards the decline the competent nature of the rockmass at Quebradona is expected to remain stable, limiting the influence of the relaxation zone.

Ground support (GS)

The requirements for underground mining were empirically based on the current geotechnical domains, associated rockmass qualities and applicable stress reduction factors, such as:

- Rock mass property values for the geotechnical domains.
- Design excavation dimensions and intersection spans.
- Expected service life and purpose.
- Long, medium, and short-term excavations.
- Exposure of people, the ability to rehabilitate support, and environment impact on the support.
- Stress changes around excavations based on experience and engineering judgement.
- At 750 m below ground surface the GS will transition to dynamic support. Higher resolution and more detailed numerical stress modelling will be needed to better define this transition.

The specific type of support, support pattern and additional support (wire mesh/shotcrete) has been recommended based on the expected ground conditions in each domain, the excavation dimensions, planned excavation life, and reasonable range of stress conditions.

The geotechnical data and geotechnical domain model were used to define the rock mass property values. The mine design has lateral development in these domains:

- Infrastructure excavations; Domains 3A and 4.
- Production level excavations; Domains 3A, 3B and 4.

Geotechnical domain model


Domain 2
Domain 3A-CS
Domain 3B-CS
Domain 4-P

Due to the presence of faults, Domain 4 is expected to have the poorest conditions and be the most susceptible to mining-induced effects. The poor ground in this domain is associated with discrete faults. Because there is a higher concentration of faults in the relaxation zone in the middle of the mining area, this is where most of the poor ground is expected. Accordingly, a Stress Reduction Factor (SRF) of 5 was applied to the Q value to get the Q rating for this domain.

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AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 48 The lateral development support assessment was done for Q values in the range of 0.25 to 10. The support requirements were based on the Grimstad (2007) empirical chart range from bolting without shotcrete in the fair ground, to bolting with >50 mm shotcrete in the very poor ground. Monitoring Instrumentation and monitoring programs are split into three broad categories: • Ore Recovery, and extraction and monitoring aspects such as ring recovery and access/ore extraction and infrastructure openings. • Cave propagation and interaction monitoring aspects such as cave initiation, caving rate, shape of the cave back, and the intensity of stress fracturing. • Subsidence monitoring for deformation of the ground surface in the subsidence zone of influence. Hydrogeological and hydrology Underground development through surrounding host rock has a very low hydraulic conductivity (K) with a nearby hydro power tunnel project constructed in similar rock type conditions. There is a risk of water inflow to vent shafts during construction and operation, this will depend on construction methods implemented with shaft design options having to consider both stability and inflow risks through the saprolite domain located near the surface. Surface water controls are limited to the stable ground area surrounding the subsidence crater, but there will be uncontrolled inflow from direct precipitation and ponding where collapsed saprolite may occur. Caving is a dynamic process with complex inter-relationships and therefore estimating cave propagation and subsidence has inherent uncertainty, especially at a greenfields stage. The final fractured zone has an estimated surface crater depth of approximately 115m below the surrounding ground surface with initial breakthrough occurring around year 2 of steady state production. A mudrush assessment uses a generic approach of recommending standard Operating Procedures for draw control and draw point monitoring, as well as Target Action Response Plans in the event of water or mud ingress in SLC draw points or ore passes. Quebradona has done several granulometric tests on saprolitic material and this will be included in the mudrush physical model scheduled for the completion in the next study phase. The mine closure plan for Quebradona will include activities such as the dismantling of equipment and facilities, the maintenance of the remaining infrastructure, management of the physical stabilisation, chemical monitoring and rehabilitation of the affected soils in the mining process, the chemical stabilisation of the waters used in mining processes and the revegetation of disturbed areas. The intention is that the closure plan will be applied during all phases of the project plan and addresses both the Colombian regulatory framework (environmental, mining and land use), and as stipulated in the AngloGold Ashanti corporate guideline, Closure planning guideline, V01, 2014 and AngloGold Ashanti, Closure planning management standard V2, 2013. Rehabilitation and closure costs are calculated by the environmental team, and external consultants for mine closure, plant and surface infrastructure. Modifying factors To recover the metal contained in the Mineral Reserve requires a mine call factor of above 100% to extract the full 120Mt probable Mineral Reserve in conjunction with 4.2Mt of unclassified Mineral Reserve material. The additional external tonnes were determined by external mining consultants using industry standard dilution modelling software to evaluate the production shapes only. All development tonnes and grades were evaluated using industry standard mining software to avoid double accounting of development tonnes and grades. There was no allowance made for development overbreak or additional dilution.

AngloGold Ashanti Quebradona Project - 31 December 2021

Mineral Reserve SLC dilution (4%) was determined by the amount of material included in the original blasted ring enveloped (in situ 102 Mt) and the amount of unclassified Mineral Reserve material (4.2Mt) material to be extracted over the LOM required to recover the total Mineral Reserve. There is 18.9Mt of planned Mineral Reserve material that will be extracted by natural caving of the ore body.

The economic viability of the 2021 Mineral Reserve is based on the total cost occurred after mining and processing 124.2Mt.

The following factors were used during the financial estimate:

- Met Recovery Factor (MetRF)
  - copper of 93.6%,
  - gold of 58.6%, and
  - silver of 83.6%.
- The metal Prices used during the NPV0% cash test evaluation were:
  - copper at $2.90/lb,
  - gold at $1,200/oz,
  - silver at $18.67/oz.
- Exchange rate $/COP of 3,208.
- External or unclassified - Mineral Reserve material or dilution of 4%.
- In absence of historical information, no other modifying factors have been used in the Mineral Resource to Mineral Reserve conversion.
- All Inferred, exploration potential and Waste (external Mineral Reserve material) Mineral Resource is estimated at 4% of the total material and is classed as dilution.

Mineral Reserve financial modifying factors

As at 31 December 2021	Copper price	Unit	Exchange Rate	Cut-off grade	Cut-off Grade Units
Quebradona	2.90	$/lb	3,208	30	NSR$/t

Mineral Reserve modifying factors for the project

As at 31 December 2021	Percentage Tonnes Dilution %	Cu Percentage grade Dilution %	Au Gram per tonne dilution (g/t)	Ag Gram per tonne dilution (g/t)	Mine Call Factor % MCF Cu	Metallurgical Recovery Factor (%MetRF) Cu	Metallurgical Recovery Factor (%MetRF) Au	Metallurgical Recovery Factor (%MetRF) Ag
Quebradona	4.14	0.34	0.23	2.13	100	93.6	58.6	83.6

12.2 Cut-off grades

The model (nsr_mpgrades_20211025.dm) has separate Mineral Resource categories along with the value field for Net Smelter Return (NSR) in $/t hard coded into the block model which was used to determine the cut-off-grades following production modelling.

The NSR determines the in situ worth of each block model cell based on the costs incurred to deliver the final product to the marketplace. The NSR value excludes all mining costs associated with extracting the ore and delivery to the processing plant.

NSR inputs for Business Plan (BP) production modelling are:

- Copper price $2.90/lb,
- Gold price $1,200/oz,
- Silver price $18.67/oz,
- Copper recovery 93.6%,
- Gold recovery 58.6%,
- Silver recovery 83.6%,
- Copper concentrate grade 26.5%/dmt,
- Copper concentrate moisture 8.5%/dmt,

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AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 50 • Copper deductions 3.50%, • Gold deductions 6.00%, • Silver deductions 10.00%, • Copper royalty 4%, • Gold royalty 3%, • Silver royalty 3%, • Other Costs, such as, transport, freight, insurance, sampling, analysis, treatment charge (TC), refining charge (RC) and commissions All NSR values are estimated with the FS level of confidence with the initial cut-off grade based on FS inputs and assumptions, they include: • CAPEX estimate of $1,374M. • SIBC estimate of $527M. • OPEX estimate of $2,8027M. • Administration & General estimate of $1,574M. • Mineable inventory estimate of 124Mt. Production modelling evaluated a diluted NSR $48/t for initial the project cut-off grade using PCSLC (GeoviaTM) to determine the minable footprint, tonnes, grade, and the production throughput rate. Based on optimisation work and the estimated tonnage and production rate, the cut-off was reduced to NSR of $30/t for tonnage >124Mt and to ensure a >6Mtpa rates was achievable. All material within the production boundary is classified as ore with a minimum draw rate of 50% assigned to all sub economical production rings. Development was assigned a nominal NSR $26/t cut-off to cover processing costs and general, administrative costs. 12.3 Mineral Reserve classification and uncertainty In 2014 only Inferred Mineral Resource was stated. in 2015, 2016 and 2017, due to infill drilling in the central area of the deposit, 18% of the total Mineral Resource was classified as Indicated. For 2018 and due to conditional simulation update plus kriging variance criteria, approximately 43% (based on tonnes) of the total Mineral Resource was in the Indicated category. For 2019 and due to a conditional simulation update about 10% (tonnes) over the total Mineral Resource is in Measured category and 34% in the Indicated Mineral Resource category. For 2021, the conditional simulation was updated using 30m lateral extensions of the mine shape and 100m above. Two simulations were done (one in the mine shape and the other performed using the 30m lateral extension and the 100m above). New categorisation maintained the Measured portion at the same elevation levels (from 1600 to 1360 masl), but enlarged by approximately 20m the lateral extensions wityh the same applying to the Indicated Mineral Resource portion. For 2021, the conditional simulation and new exploration information obtained from 3 drill holes resulted in the update to the Mineral Reserve LOM with the Mineral Resource category for Measured accounting for 33% and 63% for Indicated (both included in the Probable Mineral Reserve portion). Both Measured and Indicated Mineral Resource are included within the Probable portion of Mineral Reserve, with all unclassified material classed as dilution material. The Mineral Resource in situ tonnes and grade within the mining envelope will be mixed following production ring blasting and from milling within the cave zone, thus resulting in blended ore. Once blending occurs the amount of Measured Mineral Resource in situ material should not be converted to Proven Mineral Resource until the plant feed is reconciled with the mining feed.

AngloGold Ashanti Quebradona Project - 31 December 2021

The Mineral Reserve is derived from the Measured and Indicated Mineral Resource from Datamine^{TM} block model: mnc06.dm, dated October 2021 with only Indicated and Measured material being used to convert the Mineral Resource categories to Mineral Reserve categories.

The underground Mineral Reserve is based on the most economical portions of the Mineral Resource model contained within a predetermine minable boundary based on a NSR $30/t COG that takes into account mining factors and mill recovery assumptions. The mining shapes are based on Measured and Indicated Mineral Resource with a portion of external material to provide an in situ NSR $48/t for project capital payback and NSR $26/t breakeven grade for processing of development waste.

12.4 Mineral Reserve summary

With caution AngloGold Ashanti uses Inferred Mineral Resource in its Mineral Reserve estimation process and the Inferred Mineral Resource is included in the pit shell or underground extraction shape determination. As such the Inferred Mineral Resource may influence the extraction shape. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Ore Reserve.

The Nuevo Chaquiro Mineral Reserve will be 100% mined using the SLC underground mining method.

Copper Mineral Reserve estimated at cut-off value of $30.0/t NSR

Quebradona		Tonnes	Grade	Contained copper	
as at 31 December 2021	Category	million	%Cu	million tonnes	Mlb
	Proven	-	-	-	-
	Probable	120.01	1.23	1.47	3,250
	Total	120.01	1.23	1.47	3,250

Gold Mineral Reserve estimated at cut-off value of $30.0/t NSR

Quebradona		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
	Proven	-	-	-	-
	Probable	120.01	0.67	80.83	2.60
	Total	120.01	0.67	80.83	2.60

The reference point for the Mineral Reserve is the point where the run of mine material is delivered to the processing plant. It is quoted as at 31 December 2021.

12.5 Qualified Person's opinion

It is the opinion of the Qualified Person that the Mineral Reserve reported is in accordance with Regulation S-K 1300. Optimisation work is required as more geological information is made available once mining activities have commenced following approval of the EIA. The only modest change that may impact Mineral Reserve is EIA permitting and changes in the modifying factors impacting grade recovery (dilution and Met recoveries) could be expected to have an impact on the financial evaluation depending on how the material is extracted and treated over the LOM.

13 Mining methods

The grade distribution within the Quebradona shows that there is high grade in the upper portion of the orebody and the grade reduces with depth. SLC is a top-down mining method which makes it a sensible and robust option for the initial mining phase of the operation offering the following advantages:

- Less upfront capital compared to other caving methods,

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AngloGold Ashanti Quebradona Project - 31 December 2021

- Ability to access high grade ore located at the top of the orebody during the early stages of the production schedule,
- Early establishment of the surface subsidence (the undercut is shallow compared to block caving methods),
- A footprint capable of production rates >5Mtpa, thus allowing a rapid payback period,
- Provides flexibility through drill and blast techniques to define the ore boundary on each production level,
- Flexibility to change the mining method to other caving methods, if required.

SLC is a common caving method and was chosen to maximise the best Mineral Resource extraction that is aligned with the TSF capacity of 119Mt.

Geotechnical modelling used 3D models for the structure, lithology and alteration and these built using the implicit modelling workflow in Leapfrog™ Geo software.

An external assessment on caveability demonstrated that the current mining geometry and dimensions is suitable for caving with the block height: block width ratio being less than 2:1, giving a high-level of confidence of cave connection to surface.

The hydrogeological review for the mine and surface infrastructure considered the following aspects for the Quebradona project:

- Regional Climate and Hydrology,
- Annual rainfall and estimated recharge rates,
- Ground water flows and pathways,
- Hydrogeochemistry,
- Hydrogeological modelling,
- Numerical modelling, and
- Water management.

Quebradona Underground mining layout showing access and production areas


Mine Exhaust Air Raises
Mine Fresh Air Raises
Upper Access Tunnel
Internal decline
Decoupling Level 1265
Ore Transfer Level 1155
Access and Conveyor Tunnels

The targeted mine production rate for the FS is 6.2Mtpa (6Mtpa ore and 0.2Mtpa mineralised waste). SLC mining activities will utilize the latest technology and techniques to maximise the value extracted from the underground mine. The technology includes operator assisted boring on the jumbos, automated ring drilling by the production drills and semi-autonomous operation of the SLC and transfer level loaders. Techniques to be used include pre-charging of the production blast rings utilising wireless detonators and mine planning

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AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 53 and operational tracking software interfaces that have the ability to spatially display activities being undertaken in real-time. Metallurgical test work conducted during the FS has confirmed the recoveries at: • Copper at 93.6%, • Gold at 58.6% and • Silver 83.6%. The above are used to estimate the Mineral Reserve. A total of 124.2Mt of material is to be mined to extract the 120.0Mt of Mineral Reserve. The amount of dilution (4%) is based on the total in situ tonnes contained within SLC production rings (101.8Mt) and the amount of unclassified material (4.2Mt) that must be extracted to recover the total Mineral Reserve. A research project is investigating the option to do sampling and mapping of the ore drives and drawpoints using a vehicle mounted spectral scanning system and routine conveyor belt sampling. Level optimisation work conducted on the mine plan focused on reducing initial CAPEX, de-risking the ore pass system by splitting the ore pass into two domains, one upper domain of 3.5m diameter ore passes and the second lower domain with larger 5.0m diameter ore passes. Reconfiguring required the ore transfer level to be modified with these changes simulated to re-confirm that the operation can maintain an annual production rate of 6.2Mt. The optimisation work reduced the upfront project capital by removing surplus development, delaying non- essential capital, therefore improving the development schedule without impacting the Mineral Reserve estimate. 13.1 Requirements for stripping, underground development and backfilling Underground development The twin mine access portals are located in the Cauca valley approximately 5.7km from the Quebradona orebody where the surface processing facility will be located. Twin tunnels will be developed in parallel for the first 2km where a single tunnel will spur off inclining up towards the top of the SLC where undercutting activities will start approximately 400m below surface. The twin tunnels will continue to be developed towards the base of the high-grade ore deposit where the Material Handling System (MHS) will be located approximately 950m to 1,000m below surface. An external assessment on caveability demonstrated that the current mining geometry and dimensions are suitable for caving with the block height: block width ratio being <2:1. giving a high-level of confidence of cave connection to surface. Empirical benchmarking was completed during the early stages of the FS showed ~20% bulking factor and ~10 propagation. When the critical hydraulic radius is reached and sustained, caving takes place through to surface. The caving rate for Quebradona is predicted to be between 5:1 and 10:1. To account for the influence of mining on the rock mass, empirical adjustment factors are applied to the in- situ rock mass rating (IRMR) values. At shallow depths (approximately 450m deep) the caving mechanism will largely rely on gravity caving rather than stress. The caving front direction is currently more or less perpendicular to the major principal in situ stress direction. The impact of principal stress will be reduced when slotting and undercutting is completed (stress cut off by the slot fractured material). The MRMR values plotted on the Laubscher (2000) rate of caving and hydraulic radius charts shows that the estimated rate of caving in the Domain 3A materials is in the range of 100mm to 190mm/day, and in the Domain 2 materials is significantly higher in the range of 220mm to 270mm/day. The hydraulic radius of the mineable orebody is sufficiently larger than the critical hydraulic radius required for the cap rock mass to initiate caving.

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 54 The final underground mine design is clipped to the NSR $30/t footprint and based on the Colombia Decree 1886 of 2015 statutory requirements, Underground Mining Safety Code (UMSC). The estimated total airflow required underground for steady state production is 811m3/s. Ventilation simulation modelling concluded that the total airflow is sufficient to comply with the dilution factor for diesel particulate matter (DPM) of 0.09m3/s per kW of diesel engine power is more than sufficient to cover the other limits such as thermal and Nitrogen dioxide. 13.2 Mine equipment, machinery and personnel The mining equipment was based on simulation modelling using ArenaTM software predicted the SLC was more than capable of achieving the production targets for a majority of the years examined during peak production periods. The simulation model requires a maximum of 14 LHDs with a 12.6t bucket factor, but typically requires a fleet of 12 to 13 LHDs to achieve the production target of 6.2Mtpa. The proposed continuous shift durations for mining activities are twelve (12) hour shifts for all personnel working underground and twelve (12) hour shifts for those working on the surface. Due to the nature of the underground operation, the working time will be continuous (14 days x 7 days), therefore shift schedule will be 2 weeks on - 1 week off. An important consideration to the duration of the working time for each shift will be subjected to the permissible limits, indicated in the Article 39 legislative decree 1886. The shift will consist of ten hours working inside the mine with the 10-hour shift starting at the security access point. The Article 165 applied with the shift rotation will be scheduled according to the operation needs (14x7). The total hours worked from Monday to Saturday cannot exceed 144 hours (over three weeks) AngloGold Ashanti Human Resource (HR) department have commenced a program of work to identify the skills required to support the mining activities, including engaging with a local training provider and undertaking an assessment of the education levels of the population within an one hour commute from the mine site access. Manpower: The estimate peak number of personnel employed in the Mining related areas is 451. 13.3 Final mine outline Quebradona is a greenfield project and all equipment, facilities and surface infrastructure will be purchased new or where practicable refurbished. The current surface facilities (onsite offices, core yards) are in good condition with scheduled maintenance programs in place to mitigate deterioration.

AngloGold Ashanti Quebradona Project - 31 December 2021

Quebradona Project showing vicinity of Mineral Reserve areas


Quebrada La Ardita
RIO CAUCA
Rio Piedras
Quebrada La Palma
Quebrada Quebradona
Orebody
LEGEND
Project area
Integrated Management District Cuchilla Alto Jardín-Támesis
Reserve of natural resources of the riparian zone of the Cauca river-Tranche- Puente Iglesias-Bolombolo
0 0.5 1 2 3 km

14 Processing and recovery methods

The supporting testwork for the selected processing method confirmed both the average and the high-grade ore can be treated by a typical porphyry copper flotation circuit.

The process starts with the crushing and grinding circuit consisting of, secondary crushing, HPGR and ball milling, all operating in closed circuit, where cyclone overflow from the grinding circuit reports to the copper flotation circuit.

The flotation circuit starts with a bulk rougher flotation stage to recover a copper/pyrite concentrate, carried out in conventional cells with the plant tailings delivered to the tailings handling circuit with a thickening stage and then followed by a filtering stage. The filtered tailings are transported by conveyors and trucks to the TSF.

A pyrite flotation circuit is designed to treat (~12-13% of total mass) acid generating tailings and for the placement of the tailings dry-stack and encapsulated.

Production simulation analysis conducted during the FS has confirmed that the footprint is capable of the planned 6.2Mtpa production rate with a relatively long mine life of approximately 23 years.

The design production of both ore and development waste can be treated through the plant without reducing metal production over the LOM. The waste development surrounding the ore body contains mineralisation and sulphur making it more economical to process the material rather than using truck haulage to surface for encapsulation.

The underground primary crusher product is transported through a conveyor system into a single COS with 24h live capacity (approximately 21,300t). The crushing and grinding circuit comprise secondary crushing, HPGR and ball milling, all operating in a closed circuit.

Included in the design is an emergency Fine Ore Stockpile (FOS) for discharge material from the HPGR to cater for stoppages of either the HPGR or the secondary crusher.

The circuit defined in the PFS was modified in the FS, with the objective of increasing the copper and gold

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AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 56 recovery while simplifying the circuit. The rougher flotation is composed of one stage, where the concentrate is sent directly to the regrinding stage and the tails correspond to the final tailings. Cyclone overflow from the grinding circuit reports to the copper flotation circuit. The flotation circuit starts with a bulk rougher flotation stage to recover a copper/pyrite concentrate, carried out in conventional cells. The global copper flotation circuit has a design overall recovery for copper of 93.6% to produce a concentrate with a Cu grade of 26.5% based on the pilot plant results. The plant tailings are sent to the tailings handling circuit consisting of a thickening stage, followed by a filtering stage. Filtered tailings are transported by overland conveyors and trucks to the TSF for stockpiling and encapsulation. Personnel requirements are relatively low for a modern plant design with a high level of automation. Four large diameter exploration drill holes (HTW) provided bulk material samples for pilot plant testwork for comminution, flotation, thickening and filtration processing to define the process flowsheet, design criteria and develop inputs for the equipment sizing. These composites were used to determine the optimum grind size, testing of copper and pyrite flotation, cleaning, regrind and gold recoveries. Composites from the SLC production levels (1 to 17) were coarse crushed and then fine crushed to allow samples to be taken for future comminution testwork, flotation testwork and to provide a measure of plant performance over the LoM. Representative samples were also obtained from every level composite and used to make three master composites, representing early, middle and remaining mine life. These were termed the EMLC, MMLC and RMLC composites with the EMLC selected to represent the critical payback years of the operation. Additional samples were selected for the two individual rock types to investigate the variability in ore properties and establish relationships between geochemistry and metallurgical parameters, including comminution, flotation properties and potential for ARD generation following the removal of pyrite by the flotation process. Between SLC production levels 1 to 17 the percentage of tuff and dyke varied from 19% to 40% without any obvious trend. The average over was 30% tuff from level 1 to 17 and with the average reducing to 23% below level 17. The flowsheet selected is well tested with the process commencing with run-of-mine (ROM) ore delivered to the primary gyratory ore feed bin by underground load-haul-dump (LHD) vehicles. Ore that is withdrawn from the crusher is delivered to the collection conveyor where tramp material is removed before discharging onto the picking conveyor for final tramp removal and discharging onto the main portal conveyor feeding the COS. Crushed material is stored in the COS with a live capacity of 21,300t and a total capacity of 108,735t. COS material is discharged using the ore stockpile reclaim apron feeder to transport the nominal throughput onto the secondary screen feed conveyor. The secondary screen feed bin conveyor discharges material on to the secondary screen feed bin with a design capacity of 163t. From the bin the material is discharged onto the secondary screen belt feeder which discharges onto the secondary screen double deck. The screen undersize corresponds to the secondary crushing product and will be sent to the secondary screen undersize conveyor for delivery to the HPGR feed stockpile. The secondary screen undersize conveyor includes the secondary screen undersize conveyor belt-weigher for process control, and the secondary screen undersize conveyor self- cleaning magnet. The screen oversize is sent to the secondary crushing stage to close the circuit. The screen oversize discharges onto the secondary screen oversize conveyor to transport the material to the secondary crusher feed bin with a design capacity of 271t. The bin will discharge the material onto the secondary crusher belt feeder to be transported to the secondary crusher MP800 standard head. The crusher product will be discharged onto the crushed ore conveyor and delivered to the secondary bin that feeds the secondary screen. Two dust collector systems will be installed in the area to control the particulate material produced mainly in the material transfer points. The first system will be located in the stockpile and secondary crushing area, and the second one will be located in the secondary screen area. A cutter sampler will be installed at the end of the screen undersize belt, or potentially a hammer sampler.

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 57 The dust collected from the two scrubbers will be sent to the hydrocyclone feed hopper, in the ball mill circuit. The copper concentrate is reground and cleaned, and the copper rougher float tail is filtered and placed in a dry stack where the cleaner float tails or pyrite concentrate is placed separately to eliminate the risk of ARD generation from flotation tails. The copper and pyrite concentrates and the flotation tail are all thickened and filtered. The pyrite concentrate is stored in cells in the TSF which will be sealed when full, to permanently prevent oxidation. The flotation tails are stacked for permanent storage and the copper concentrate is trucked to a port for shipment to smelters overseas. Copper recoveries are expected to be 93.6% and gold recoveries 58.6% into copper concentrate. Sulphur recoveries are close to 90% overall. The concentrate grade is expected to be around 26.5% Cu with very low levels of deleterious elements making the product readily saleable. The ore will be treated by a typical porphyry copper flotation circuit producing a copper/gold concentrate. 15 Infrastructure The Quebradona project site is located 104km southwest of the city of Medellin which is the second largest city in Colombia (approximately a 2.5 hour drive from site) and is close to existing highway, and state and rural roads which allow access to main cities and ports in Colombia. The main infrastructure facilities (process plant, TSF and supporting facilities) will be located on surface in the Cauca Valley area, which connects to the underground mine through a 6km tunnel. Access to the project site is fully available at present after Quebradona acquired the 14 properties, nine (9) at the top of the ore body and five (5) in the Cauca Valley area where the on-site infrastructure will be located. The main infrastructure facilities for underground include, primary crusher, conveyor system, magazine, workshop, dewatering system and complementary support facilities. The main infrastructure on surface includes: • Copper concentrate processing plant, including secondary crushing, comminution, flotation, thickening and filtration circuits. • TSF for a filtered tailings dry stacking system, including starter buttresses, sub-drainages, sediment, storm water ponds, diversion/operational channels; an exclusive/isolated area for pyrite is contained within the general tailings deposit. • Topsoil and waste storage deposits for the proper disposal of earthworks unsuitable material. • contact and non-contact water management facilities including diversion channels, sediment ponds, emergency ponds, and an ARD water treatment plant. • Auxiliary facilities including surface workshop, warehouse, fuel station, geology core shed facility, chemical and geotechnical laboratories, administration office building, pioneer camp, construction and operation camp, main entrance building, explosives facilities, and water intake facility. • Biodynamic park. • Access Roads including a private external access road and internal roads. • Support utilities including potable and wastewater treatment systems, drainage works, power supply, fire protection, communications/IT. As part of the FS study a seismic hazard assessment update has been conducted and a comprehensive geotechnical and hydrogeological exploration program, including site and laboratory testing, was completed to gather additional supporting data for engineering design purposes. The FS phase logistics report integrates the main findings including the following aspects: • Port facilities, • Road routes from ports to the project site (valley and mountain area), • Regulations for cargo transportation, • Restrictions for construction equipment and elements (packing list),

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 58 • Determination of load and traffic demand, • Internal and external storage requirements, • Transport sensitivity during construction considering national infrastructure projects, • Challenges and opportunities, • Costs associated with logistics (construction and operations). The implementation of the project will require the use of a port capable of managing the inbound equipment, materials and supplies for the construction phase as well as the outbound operations phase final product (copper concentrate) destined for the market. Potential transportation routes from both the Atlantic and Pacific oceans ports in Colombia have been assessed and preselected considering safety and operational aspects in order to guarantee a proper project connection with the Colombian road infrastructure. The main road routes to the Quebradona site from the identified ports both on the Pacific (Buenaventura) and Atlantic oceans have been assessed considering transportation weight and size constraints. This concluded that there are no significant issues that would limit the general containerised size cargo, or copper concentrate transportation between the mine site and the port options. Port assessments and visits have been carried out, including a port and logistic dynamic simulation, recommending Buenaventura port as the preferred option for copper concentrate exportation. Containerised trucking is the selected method for the copper concentrate transportation, a full description of the containerised transportation cycle and process flow has been conducted. Storage of concentrate containers at the port does not require the purchase of any special container handling equipment. A container revolver and dust suppression fogging system is required to load the vessels. Dedicated truck transportation as a contracted service, from the mine site to the chosen port is the preferred method of transportation. In addition, a traffic and transit study has been completed and covers both construction and operational phase requirements. 16 Market studies Copper Copper is the main product with a by-product of gold and silver with the project expecting to produce a very clean concentrate (con) which is due to the favourable ore mineralogy. It is expected to have a high marketability. The con contains mostly copper and gold and lesser amounts of silver, iron and molybdenum. China is by a wide margin the largest market for third party copper concentrate deliveries however, European, South American, Korean, Japanese and Philippine smelters are also potential customers due to the attractive quality and amount of the Quebradona product. For the Business Plan financial evaluation, the following parameters are used: • Copper Price: $2.90/lb Real terms for 2025 onwards. • Gold price $1.300/oz Real terms for 2025 onwards. Project financial valuation: • Discounted cash flow, • Discount Rate (WACC): 10.37% [AngloGold Ashanti BP2022], • Escalation / inflation: [AngloGold Ashanti BP2022 version July 2021], • Exchange rate (Col: $): $COP 3,208 to $ for 2021 Financial time frame: • Financial results for NPV0 model updated mine plan and macroeconomic assumption from AngloGold Ashanti BP2022 version July 2021. Royalties: • For copper, 5% payable on the value of the production at the mine gate (80% of the International Price London Metal Exchange (LME) [as per current mining tax legislation]. • For gold and silver, 4% payable on the value of the production at the mine gate (80% of the International Price LME) [as per current mining tax legislation].

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 59 • B2Gold will be entitled to a Royalty equal to 2% of the Net Profit generated from the sale of any Product. Depreciation: • Units of production with a straight line method of depreciation. Income Tax: • Increase from 30% to 35% from 2025 onwards (as per current tax legislation). Gold The by-product sold from the mining and beneficiation of ore at Quebradona, is gold doré. The accepted framework governing the sale or purchase of gold, is conformance to the loco London standard. Only gold that meets the LBMA’s Good Delivery standard is acceptable in the settlement of a loco London contract. In the loco London market, gold is traded directly between two parties without the involvement of an exchange, and so the system relies on strict specifications for fine ounce weight, purity and physical appearance. For a bar to meet the LBMA Good Delivery standard, the following specifications must be met as a minimum: • Weight: 350 fine troy ounces (min) – 430 fine troy ounces (max) • Purity / Fineness: Minimum fineness of 995.0 parts per thousand fine gold • Appearance: Bars must be of good appearance not displaying any defects, irregularities such as cavities, holes or blisters. Only bullion produced by refiners whose practices and bars meet the stringent standards of the LBMA’s Good Delivery List can be traded on the London market. Such a refiner is then an LBMA Accredited Refiner and must continue to meet and uphold these standards in order for its bars to be traded in the London market. Provided the bullion meets the LBMA Good Delivery standard, it is accepted by all market participants and thus provides a ready market for the sale or purchase of bullion. Silver A by-product sold from the mining and beneficiation of ore from our operations, is silver bullion. The accepted framework governing the sale or purchase of silver, is conformance to the loco London standard. Only silver that meets the LBMA’s Good Delivery standard is acceptable in the settlement of a loco London contract. In the loco London market, silver is traded directly between two parties without the involvement of an exchange, and so the system relies on strict specifications for fine ounce weight, purity and physical appearance. For a bar to meet the LBMA Good Delivery standard, the following specifications must be met as a minimum: • Weight: 900 troy ounces (min) – 1 100 troy ounces (max) • Purity / Fineness: Minimum fineness of 999.0 parts per thousand fine silver • Appearance: Bars must be of good appearance not displaying any defects, irregularities such as cavities, holes or blisters. Only bullion produced by refiners whose practices and bars meet the stringent standards of the LBMA’s Good Delivery List can be traded on the London market. Such a refiner is then an LBMA Accredited Refiner and must continue to meet and uphold these standards in order for its bars to be traded in the London market. Provided the bullion meets the LBMA Good Delivery standard, it is accepted by all market participants and thus provides a ready market for the sale or purchase of bullion.

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 60 Annually, the gold prices used for determining Mineral Resource and Mineral Reserve are determined by the Mineral Resource and Ore Reserve committee (RRSC). Two different prices used for determining Mineral Resource and Mineral Reserve. These prices are provided in local currencies and are calculated using the historic relationships between the USD gold price and the local currency gold price. The Mineral Resource price reflects the company’s upside view of the gold price and at the same time ensures that the Mineral Resource defined will meet the reasonable prospects for economic extraction requirement. Typically, the price is set closer to spot than the Mineral Reserve price and is designed to highlight any Mineral Resource that is likely to be mined should the gold price move above its current range. A margin is maintained between the Mineral Resource and ruling spot price and this implies that Mineral Resource is economic at current prices but that it does not contribute sufficient margin to be in the current plans. The Mineral Reserve price provided is the base price used for mine planning. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The company uses a set of economic parameters to value its assets and Business plan, these economic parameters are set on a more regular basis and reflect the industry consensus for the next five years. These are generally higher than the Mineral Reserve price and enable more accurate short term financial planning. Finally, the company uses a fixed price to evaluate its project and set its hurdle rate. This price and the hurdle rate are set by the board and changed when indicated due to significant changes in the price of gold. The determination of the Mineral Resource and Mineral Reserve prices are not based on a fixed average, but rather an informed decision made by looking at the trends in gold price. The gold prices and exchange rates determined are then presented to the RRSC for review, in the form of an economic assumptions proposal document once a year (generally the second quarter of the year). After review and approval by the committee, it is sent to AGA’s Executive Committee ("EXCO") for approval. The prices for copper, silver and molybdenum are determined using the same process used for gold. The only material contract signed by the company is associated to the development of the infrastructure for supply of medium voltage power that will be required by Quebradona at an early stage of the project, the contract is signed and being executed by EPM (Empresas Publicas de Medellin). 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups 17.1 Permitting The Quebradona project mineral deposit is fully covered by the mining title 5881. The title was registered in the Colombian Mining Cadaster as an integrated Mining Concession Contract for the exploration and exploitation of a precious metal deposit and their concentrates. Under Concession Agreement No 5881, Quebradona has the exclusive right to explore, take ownership and dispose of the Mineral Resource extracted from the integrated tenement. The agreement term expires on Dec 08, 2037, with the possibility of an extension for another 30 years until 2067. Once this term expires, mining concessionaires have the right of first refusal to sign a new contract in the same area. Mineral rights cover the entire Mineral Resource deposit site (On-Mountain) and tenements over the infrastructure (In-Valley) are not required by Law. To ensure 100% ownership or control of the area between the Mineral Resource deposit (concession contract No 5881) and the infrastructure location, and to avoid any potential issues arising during development of the project, such as conflicts with other projects or mining concessions that might be awarded in those areas before the approval of Quebradona’s PTO and EIA. Therefore, Quebradona submitted ten proposals to the mining authority: LHJ-15051, LHJ 15053X, QEF-11131, SDO-08122, TK7-08021, TK7-08031, TK8-08021, 500866, 500867 and 502667. Additionally, the project has negotiated other proposals with third parties that were presented prior to Quebradona project deciding to implement this strategy: JLH-16215X. In Colombia, the mining activity is regulated by the mining code (Law 685 of 2001, regulated by decrees 1073 of 2015, 933 of 2013, 934 of 2013 and 935 of 2013). The exercise of mining responds to the policies of the Development National Plan by each local government.

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 61 The legal environmental requirements are regulated by Law 99 of 1993, Law 1444 of 2011, Decree 3750 of 2011, Decree 3753 of 2011 and Decree 1076 of 2015 The Quebradona project exploration complies with the mining environmental guidelines adopted by the Ministry of Mines and Energy and the Ministry of Environment pursuant to Resolution 18-0861 of 2002, as exploration activities do not require an environmental license. The additional permissions for surface water concessions, water discharge permits, and timber harvesting permits were granted by the Regional Environmental Authority - CORANTIOQUIA, CARTAMA Office. In quarter 4, 2019 the Environmental Impact Assessment study (EIA) was filed with the ANLA (National environmental licensing authority of Colombia) that outlines Quebradona project construction, operation and closure phases. ANLA is responsible for granting environmental licenses to projects whose annual mining exploitation is equal to or greater than two million (2,000,000) tons a year. The environmental License process commenced in Jan 2020 with two site visits to the project in November 2020, followed by 174 additional information requests made by ANLA to the Quebradona project. On 27th of January 2021 the Quebradona project submitted the responses to ANLA. On 25 October 2021, ANLA issued an order to archive the licensing process. On 18th of November 2021, Quebradona filed an appeal to ANLAs archive order. The appeal is under review and a decision pending. The mining plan Permission To Operate (PTO) (Construction and Assembly Plan) was filed with the mining authority in quarter 4 2019. The PTO approval process started at in Nov 2019 with SMA (Antioquia''s Secretary of mines, mining authority of Colombia for the project), during the process the project SMA made requests for additional information to the project. On February 5, 2021 the Quebradona project submitted formal responses to the request for additional information. On 14th of September 2021 the PTO was approved by the SMA. There are two environmental protected areas in Jerico municipality: • The DMI (Integrated Management District), that is not impacted by the project as all mining infrastructure is located well outside this area. The project submitted a request in Nov 25th, 2019 to reduce the DMI which overlaps with the Quebradona mining title to the Mining Authority in the mining plan document (PTO) (Construction and Assembly Plan). The area reduction was approved together with the PTO, and its registration is pending in the National Mining Registry. • The second protected area is at the Cauca river with the area stretching approximately 1km from each side of the river. Within this area the project intends to place the intake water facility, pipelines (distribution and wastewater) and site access road with open drainage channels. There is a legal procedure to obtain access to this protected area (subtraction process) which was submitted on the 9th of August 2020 to the Environmental Regional Authority (Corantioquia). On 3rd of March 2021, Corantioquia granted the subtraction permit and on September 20th the resolution was confirmed. The management of these two protected areas was included in the EIA submitted to ANLA. In the Jerico municipality, approximately half of the community supports mining activities with a small opposition group identified through community surveys, however, the project has been listed by the national Government as a project of national and strategic interest - PINE. Community Affairs have designed, and is implementing, a strategy with the aim of obtaining a social license to operate. Quebradona decided to integrate the social and environmental strategy, starting with a deep assessment of the environmental and social capital existing in the territory, and continues with obtaining all the permits required to develop current field activities, capturing expectations and concerns from the different stakeholders. The validation of third parties (institutions), especially for the social component, is a key part of this strategy, preventing or limiting the involvement of external people who are not affected by the project development. This process already started with two experienced companies: a Colombian company (Brujula Minera) and an International company Robert Boutilier - Visiting Researcher - Universiy of Eastern Finland. The main pillars of the new strategy include the following: • Social investment plan, • Community information and consultation, • Stakeholder management.

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 62 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management On October 25, ANLA issued an order to archive the environmental licensing process. On November 18, Quebradona filed an appeal to ANLAs archiving order. The Appeal is under evaluation with the process ongoing and decision pending. The environmental impact study submitted includes measures for waste reduction and management, designs for filtered tailings deposition, control and supervision measures, and the management of contact and non-contact water in compliance with the environmental legal framework. Additionally, a monitoring and action plan is included to validate the adequate performance of each activity for each stage of the Quebradona project. 17.3 Socio-economic impacts In 2015, AngloGold Ashanti Colombia acquired 100% of total land required for the exploitation of the mineral deposit, and later a strategy to acquire 100% of the land including infrastructure site was developed and completed in 2021. The social license to operate involves a series of work packages that were defined during the study for communications, community relations, government, land and legal. Quebradona is aware of challenges with developing and execution of the Quebradona copper mining project. A strategic plan has been developed to initiate a social contribution through a non-profit foundation that recognises, understands and supports the sustainable development of the municipality of Jerico, the Puente Iglesias village and the populated centre of Marsella, Fredonia. Activities are aimed at the creation and building of capability for social, economic, environmental, cultural and cultural strengthening, community and respect for the human rights of its inhabitants. The investment will be made under the Local Development Promotion Program, with a view to creating and operating the ProJerico Foundation. The material socio-economic and cultural impacts that need to be mitigated include the following topics: • Loss or not obtaining socio-political enablement from the government, communities and political stakeholders. • Project stoppage due to local opposition after completion of the project and mine plans presented. Active social work is being carried out with the different stakeholders from the beginning the early project stages. • Active social work is being carried out with the different stakeholders (government and social) from the early project stages by a dedicated liaison team. • The social management of Quebradona during the exploration phase, has been aimed at improving the living conditions of communities in which the company is present. Between the years 2011 and 2017, approximately $ 837,000 have been invested. This investment has been for programmes and projects for social infrastructure, training and education, productive projects, sponsorships, donations, and participation in events, among other activities that contribute to the integral development, both in direct interest in the area and in the general population of Jerico. • Approximately 53% of the social investment was made through an alliance with the municipality of Jerico focused on supporting transport, school, restaurants, improvement of roads, construction of community booths, sports venues and education. 17.4 Mine closure and reclamation The final closure plan will be implemented at the end of the operation. The closure plan is an active document which is updated based on the initial closure plan. As required there will be changes during the life of mine and adjustments made for the Land Uses Plan (EOT). Other changes that will result in a better closure for the mine will be included over the LOM. The closure plan includes the engineering designs to dismantle, demolish, stabilise the land, restructure and rehabilitate the land, as well as to optimise labour, property and land access.

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 63 The environmental compensation cost ($22M), rehabilitation and closure cost ($42M) and the social payment ($58M) combined total, appears to be a reasonable estimate at this stage of the project. 17.5 Qualified Person's opinion on adequacy of current plans The current reclamation and provision provided to address issues related to environmental compliance, permitting and local individuals or groups appear to be adequate. This is however an initial estimate that must be reviewed and evaluated based on the final area of disturbance and to address any new environmental concerns as they arise. 17.6 Commitments to ensure local procurement and hire Quebradona complies with Colombian labour laws and adheres to the principles and protocols of the International Labour Organisation (ILO), the Organisation for Economic Co-operation and Development (OECD), the United Nations Global Compact and the ILO Declaration on Multinational Enterprises and Social Policy. Strategic relations with employees are governed by: • Internal working regulations, • Colombian regulatory framework (Substantive labour code), • A Disciplinary code and with procedures, • Collective labour agreements, • An internal communication strategy, • A “How We Work Program” which is an internal AngloGold Ashanti based approach. Quebradona’s vision is to be the best mining employer in Colombia with the employment strategy focused in two areas: • Being an employer in the zone of influence and employer for mining in greater Colombia, and • Developing mining capabilities for locals The Quebradona recruitment and selection process starts with the definition of each role description, advertising the position and choosing the most appropriate candidate for the job. These role descriptions are inclusive of gender, race, and religion, among others, alluding to our corporate value of diversity, respect and dignity. For Quebradona seeks equal participation for both men and women and as such where only men apply for vacancies the employment process may be extended or started again, based on an analysis of the labour market. Because of this goal, accommodation in the camp is being designed 50/50 ratio for men and women. The Quebradona goal is to employ 80% of its staff from the zone of influence, be they either direct employees or contractors 18 Capital and operating costs 18.1 Capital and operating costs Capex and Operating Cost Estimate are estimated at 1,480M for CAPEX and 4,929M OPEX Quebradona estimates of capital and operating costs

AngloGold Ashanti Quebradona Project - 31 December 2021

WBS	CAPEX Real Terms 2021 US$ Millions
Mine	323.1
Plant	348.1
Infrastructure	210.8
EPCM	109.7
Owner Cost	186.3
Indirect	169.9
Contingency	131.7
Capex	**1,479.6**

WBS	OPEX Real Terms 2021 US$/lb
Geology	0.00
Mine	0.45
Plant	0.54
Tailing	0.11
G&A [Owner Cost Op.]	0.14
Post Mine costs [freight]	0.16
Treatment & Refining cost	0.21
Royalties	0.14
Joint Venture Royalty (B2Gold)	0.03
By Product Credits	(0.74)
Cash Cost AGA	**1.04**
Other	0.05
SIB	0.22
AISC	**1.31**

18.2 Risk assessment

The following have been identified as risks to the project:

- Two independent external reviews (Geotechnical and Mining) were undertaken in 2020 and found no fatal flaws and that the selected SLC mining method is appropriate for the geometry and mineralisation type.
- Several Mineral Reserve risks have been identified with risk mitigation strategies prepared during the FS to mitigate the following aspects:
    - Higher levels of community engagement are required to increase the level of support for the Quebradona project listed by the national government as a project of national interest.
    - AngloGold Ashanti Colombia will continue to work with the community to address and mitigate concerns.
- The current level of geotechnical information needs to be increased for cave propagation and material flow to assess any future impacts on the Mineral Reserve recovery. Geological risk is considered low-to-moderate, however variability in copper grade is low, with high continuity.
- The LOM contains approximately 95% Probable Mineral Reserve. The SLC is a non-selective mining method which in the project case mines 40% (1.6Mt) of the total unclassified material (approximately 4.2mt) during the project payback period. There is, however, a good level of confidence in the Mineral Reserve and this will increase once mining activities have commenced underground.
- Localised mining induced seismic risk from the SLC mining method is considered moderate.
- Site security risk is considered low.
- LOM performance and stability of the long internal ore passes.
- Completing the final metallurgical test work as per the current project schedule.
- Dry stacking of tailings.
- Cost of earthworks.
- Tailing storage capacity and the impact of heavy rainfall events.
- Potential of high stress and seismic design criteria.
- Possibility that financial and labour costs are underestimated.

The FS estimate adheres to the AngloGold Ashanti Limited Class 2 estimate classification with a targeted accuracy of the capital cost estimate can be considered to be in the range -5% to +15%. The CAPEX includes inputs from third parties up to the last week of January 2021. The capital cost contingency to be managed at the project level, is established at the P70 value resulting in 10% of the base estimate.

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AngloGold Ashanti Quebradona Project - 31 December 2021

19 Economic analysis

19.1 Key assumptions, parameters and methods

The following are the parameters used for the Business Plan for the 2022 FS:

- Copper price: $3.12/lb real terms for 2025 onwards.
- Gold price $ 1,450/oz real terms for 2025 onwards. Nominal price curves are according to the AngloGold Ashanti BP2022.

Business Plan for the Mineral Reserve 2021:

- Copper price: $2.9/lb real terms for 2025 onwards,
- Gold price $1,200/oz real terms for 2025 onwards.

Royalties:

- Copper: 5% payable on the value of the production at the mine gate (80% of the International Price LME) as per current mining tax legislation.
- Gold and silver: 4% payable on the value of the production at the mine gate (80% of the international price LME) as per current mining tax legislation.
- B2Gold will be entitled to a royalty equal to 2% of the net profit generated from the sale of any product.

Capex and operating cost estimate:

The following points are applicable to all operating costs developed for the project unless stated otherwise:

- The base date for the project is mid-year 2021.
- Costs are presented in US dollars undiscounted at input terms.
- The base exchange rate is of $COL 3,208 to $ 1 for 2021, with fluctuation of the exchange in future years being captured by the financial model NPV0 cash test model.

Revenues:
LoM cashflow at NPV0% is estimated at $1,903M at the FS.

Quebradona NPV0% cashflow from 2022 to 2045


PROJECT GRAPHICS
Net & Cumulative Real Cash Flows
11 years Payback Period
Net Cash Flow (Real US$ Millions)
500
400
300
200
100
-
(100)
(200)
(300)
(400)
(500)
4.50
3.50
2.50
1.50
0.50
(0.50)
(1.50)
(2.50)
(3.50)
(4.50)
Cash Flow Accum (Real US$ Billions)
2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 2041 2042 2043 2044 2045
Net Cash Flow
Net Cash Flow Accum

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AngloGold Ashanti Quebradona Project - 31 December 2021

Quebradona cash flow analysis (Mineral Reserve material only)

Item	Unit	Total LOM	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032 - 2051
Production													
Gold	Oz ('000)	1,481.4	0.0	0.0	0.0	0.0	20.8	98.5	113.1	112.4	107.1	108.6	921.0
Silver	Oz ('000)	21,150.3	0.0	0.0	0.0	0.0	259.6	1,186.1	1,347.4	1,341.5	1,340.3	1,385.3	14,290.1
Copper	lb ('000)	2,935,530.1	0	0	0	0	32,954	152,672	177,205	178,091	179,043	186,118	2,029,448
Revenue													
By product (+/-)	USD M	2,172.8	-	-	-	-	30	140	161	160	154	156	1,372
Gross Revenue	USD M	10,685.8	-	-	-	-	125	583	675	676	673	696	7,258
Royalties	USD M	410	-	-	-	-	5	22	26	26	26	27	279
Operating Costs													
Mining Cost	USD M	1,313	0.0	0.0	0.0	0.0	46.0	98.2	89.8	79.8	65.0	58.7	875.2
Processing Cost	USD M	1,914	0.0	0.0	0.0	0.0	29.2	93.9	96.0	97.3	98.1	96.8	1,402.7
General & Admin	USD M	403	0.0	0.0	0.0	0.0	12.5	23.8	20.4	20.3	19.2	20.4	286.3
Other Operating Costs	USD M	1,299	0.0	0.0	0.0	0.0	14.2	64.7	78.8	76.2	76.3	81.9	907.4
Total Operating Cost	USD M	4,929	0.0	0.0	0.0	0.0	101.9	280.6	285.0	273.6	258.6	257.8	3,471.5
Sustaining Capital	USD M	634	0.0	0.0	0.0	0.0	101.3	88.5	58.5	83.1	32.0	12.1	258.3
Non-GAAP Metrics & Cash Flow													
Total AISC	USD M	5,563	0.0	0.0	0.0	0.0	203.2	369.2	343.6	356.8	290.5	269.9	3,729.9
Total AISC	USD/oz[1]	1.90	0.00	0.00	0.00	0.00	6.17	2.42	1.94	2.00	1.62	1.45	1.84
Other Capital (non Sust.)	USD M	1,480	55	301	281	562	280	0	0	0	0	0	0
Total AIC	USD M	7,043	55.5	301.2	280.8	562.0	483.3	369.2	343.6	356.8	290.5	269.9	3,729.9
Total AIC	USD/oz[1]	2.40	0.00	0.00	0.00	0.00	14.67	2.42	1.94	2.00	1.62	1.45	1.84
Closure Costs	USD M	42	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	41.9
Tax	USD M	1,288	0.0	0.0	0.0	0.0	-1.1	52.2	90.2	93.7	97.8	108.3	846.9
Free Cash Flow	**USD M**	**1,903**	**-55.5**	**-301.2**	**-280.8**	**-562.0**	**-361.6**	**139.4**	**215.2**	**200.1**	**258.7**	**291.1**	**2,359.6**

Key metrics		
NPV_0	USD M	1,903.1
NPV_5	USD M	493.8
NPV_{10}	USD M	-94.0
NPV_{15}	USD M	-341.1
Cash Flow Margin	%	21%
IRR (for Projects only)	%	**8.9%**

19.2 Results of economic analysis

The economic evaluation of the Minera Quebradona Project has been developed on an Excel™-based model, using post tax stand-alone discounted real term cash flows which generates a net present value (NPV), internal rate of return (IRR) and a payback period over the expected life of the project (without any sunk costs).

The investment analysis received input for operating costs, capital expenditure, physical activity, tax and macro-economic assumptions from the technical functional areas involved in the project and from AngloGold Ashanti Corporate office.

The economic evaluation results show:

- NPV0% at mid-2021 is $1,903M
- NPV5% at mid-2021 is $494M
- NPV10.37% at mid-2021 is $-121M
- IRR at Mid 2021 is 8.9%
- Payback from project implementation: 11 years

Inferred Mineral Resource has been excluded from the demonstration of economic viability in support of disclosure of a Mineral Reserve. As described in Section 22.4 AngloGold Ashanti take into consideration the potential impact of the Inferred Mineral Resource in the planning process for the Mineral Reserve but the cash flow analysis does not include the Inferred Mineral Resource in demonstrating the economic viability of the Mineral Reserve.

The NPV0 cash test considers the Inferred Mineral Resource material being reported as mined waste and assigned a zero head grade (nil metal content). This is to ensure all mining and processing related costs for the full 124Mt are covered by the Probable Mineral Reserve gives a positive economic outcome.

The Quebradona Project has demonstrated economic viability.

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AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 67 19.3 Sensitivity analysis A sensitivity analysis on NPV0 model for copper price variation was completed on the BP 2022 version. Increasing copper price by 15% (to $ 3.33/lb) increases the IRR to 12.2% and increasing the gold price to $1800/oz increases the IRR to 13.8%. A static sensitivity for project implementation Capex and Operating cost was also performed, where an increase of 10% on the Capex reduces the IRR to 8.7%. Quebradona sensitivity analysis A sensitivity analysis on the Mineral Reserve with moving the gold price, copper price, operating costs and capital cost by +/- 20% is shown in the table and graph below. Quebradona LOM Mineral Reserve Sensitives

AngloGold Ashanti Quebradona Project - 31 December 2021

20 Adjacent properties

All the endowment areas considered are held within Quebradona's permitted area. Exploration potential remains to be tested and is expected to increase the Mineral Resource in the future. Exploration for new areas outside the main Nuevo Chaquiro deposit will only be considered closer to the start of operations with the aim of replacing mined Mineral Reserve. The geological endowment was updated in March 2019 and some field activities (prior to drilling) like mapping and local sampling were undertaken in 2020 post the endowment exercise. They are planned to continue in 2022 and 2023. No adjacent properties are included or considered for this report. Only Mineral Resource and Mineral Reserve from the Nuevo Chaquiro main deposit are considered for reporting.

21 Other relevant data and information

21.1 Inclusive Mineral Resource

The total inclusive Mineral Resource estimated as at 31 December 2021 using a $26.9/t cut-off-grade is 620.01Mt containing an average metal grade of Cu at 0.69%, Au at 0.35g/t, Ag at 4.66g/t and Mo at 144ppm.

Inclusive copper Mineral Resource, cut-off value of $26.9/t NSR

Quebradona		Tonnes	Grade	Contained copper	
as at 31 December 2021	Category	million	%Cu	million tonnes	Mlb
	Measured	86.74	0.95	0.82	1,814
	Indicated	227.33	0.87	1.97	4,338
	Measured & Indicated	314.08	0.89	2.79	6,152
	Inferred	305.94	0.48	1.47	3,231

Inclusive gold Mineral Resource, cut-off value of $26.9/t NSR

Quebradona		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
	Measured	86.74	0.50	43.79	1.41
	Indicated	227.33	0.46	103.87	3.34
	Measured & Indicated	314.08	0.47	147.66	4.75
	Inferred	305.94	0.23	70.64	2.27

21.2 Inclusive Mineral Resource by-products

Contained silver within the MSO shell at a cut-off value of $26.9/t NSR

Quebradona		Tonnes	Grade	Contained silver	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
	Measured	86.74	5.72	496	15.95
	Indicated	227.33	5.59	1,271	40.87
	Measured & Indicated	314.08	5.63	1,767	56.82
	Inferred	305.94	3.66	1,121	36.05

Contained molybdenum with the MSO shell at a cut-off value of $26.9/t NSR

Quebradona		Tonnes	Grade	Contained molybdenum	
as at 31 December 2021	Category	millions	ppm	kilotonnes	Mlb
	Measured	86.74	174	15.13	33
	Indicated	227.33	144	32.80	72
	Measured & Indicated	314.08	153	47.93	106
	Inferred	305.94	135	41.35	91

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AngloGold Ashanti Quebradona Project - 31 December 2021

21.3 Mineral Reserve by-products

The Quebradona Mineral Reserve is based on the current LOM production plan that contains 101Mt of in situ ore (within the production blasting ring boundary) and 18.9Mt of Mineral Resource that will be extracted by gravity flow under natural caving. The total 120.0Mt Mineral Reserve mining envelope contains 1.23% copper, 0.67g/t Gold and 7.29g/t Silver.

To recover 100% of the Mineral Reserve (120.0Mt) requires an extra 4.2Mt of unclassified Mineral Reserve material to be mined over the LoM for a combined processing total of 124.2Mt.

The constituent of the silver Mineral Reserve without dilution.

Quebradona		Tonnes	Grade	Contained silver	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
	Proven	-	-	-	-
	Probable	120.01	7.29	874	28.11
	Total	120.01	7.29	874	28.11

21.4 Inferred Mineral Resource in annual Mineral Reserve design

AngloGold Ashanti's planning process allows the use of Inferred Mineral Resource in Ore Reserve determination and reporting as well as in our business planning. These two are closely aligned with the Ore Reserve being a subset of the business planning process. It is important to note that in all AngloGold Ashanti's processes, despite the use of Inferred Mineral Resource, we never convert the Inferred Mineral Resource to an Ore Reserve.

AngloGold Ashanti completes an Inferred Mineral Resource risk test on all plans. This involves setting the Inferred Mineral Resource grade to zero within the Ore Reserve design (thereby considering a worst-case scenario whereby the Inferred Mineral Resource totally fails to deliver, and it is completely made up of waste). The Ore Reserve design is evaluated with the Inferred Mineral Resource at zero grade, and if the design using Measured and Indicated Mineral Resource remains financially positive, it has been proven that the Ore Reserve is robust enough to make a positive financial return and therefore satisfies the requirements of an Ore Reserve.

NPV0% cash test considers all unclassified Mineral Reserve material as dilution having a zero metal grade. The Inferred Mineral Resource portion makes up 1.7% of total tonnes (124Mt) with an estimated metal content of 0.6% copper and 0.8% gold excluded in the financial evaluation process.

Inferred Copper Mineral Resource within the annual Mineral Reserve design

Quebradona	Tonnes	Grade	Contained copper	
as at 31 December 2021	million	%Cu	million tonnes	Mlb
	2.16	0.39	0.01	18
Total	2.16	0.39	0.01	18

Inferred Gold Mineral Resource within the annual Mineral Reserve design

Quebradona	Tonnes	Grade	Contained gold	
as at 31 December 2021	million	g/t	tonnes	Moz
	2.16	0.30	0.65	0.02
Total	2.16	0.30	0.65	0.02

The SLC is a non-selective mining method were a portion of the of Inferred Mineral Resource must be included in the business plan. A total of 4.2Mt of planned dilution of unclassified material is to be mined during the entire LOM to extract 100% of the Mineral Reserve. This accounts for 4% of total LOM processing tonnes.

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AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 70 Quebradona LoM tonnes by Mineral Reserve classification 21.5 Additional relevant information For 2021, no Inferred Mineral Resource is included in the Ore Reserve envelope considering in-situ material, in the other hand overall production plan includes 3.5 % of inferred material (considering unclassified material and external dilution). In order to visualize project Inferred Mineral Resource conversion tracking, a historical data was analyse taking into consideration the maiden Mineral Resource statement in 2014 up to present, see graphic below showing remaining inferred through years in red and accumulative indicated (Indicated + Measured) through years in green. All in situ values. Quebradona Inferred Mineral Resource conversion tracking

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 71 21.6 Certificate of Qualified Person(s) Pablo Noriega certificate of competency As the author of the report entitled Quebradona: Technical Report Summary, I hereby state: • My name is Pablo Luis Noriega. I am the Qualified Person for the Mineral Resource. • My Job title is: Geology Manager. • I am a member of the AusIMM (Member of the Australasian Institute of Mining and Metallurgy, registration number 315688) and have a BSc Hons (Geology). • I have 23 years of relevant experience. • I am a Qualified Person as defined in the SEC S-K 1300 Rule. • I am not aware of any material fact or material change with respect to the subject matter of the report that is not reflected in the report, the omission of which would make the report misleading. • I declare that this report appropriately reflects my view. • I am not independent of AngloGold Ashanti Ltd • I have read and understand the SEC S-K 1300 Rule for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit. • I am an employee of the issuer, AngloGold Ashanti for the 2021 final Mineral Resource • At the effective date of the report, to the best of my knowledge, information and belief, the report contains all scientific and technical information that is required to be disclosed to make the report not misleading. Andrew McCauley certificate of competency As the author of the report entitled Quebradona: Technical Report Summary, I hereby state: • My name is Andrew McCauley. I am the Qualified Person for the Mineral Reserve. • My job title is: Manager: Mining Reporting and Special Projects, and I am full time employed by • AngloGold Ashanti. • I am a member of the AusIMM (Member of the Australasian Institute of Mining and Metallurgy, registration number 223692). • I have a Graduate Dip (Mining) • I have 17 years of relevant experience. • I am a Qualified Person as defined in the SEC S-K 1300 Rule. • I am not aware of any material fact or material change with respect to the subject matter of the report that is not reflected in the report, the omission of which would make the report misleading. • I declare that this report appropriately reflects my view. • I am not independent of AngloGold Ashanti Ltd • I have read and understand the SEC S-K 1300 Rule for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit. • I am an employee of the issuer, AngloGold Ashanti Ltd for the 2021 final Mineral Reserve. • At the effective date of the Report, to the best of my knowledge, information and belief, the report contains all scientific and technical information that is required to be disclosed to make the report not misleading. 22 Interpretation and conclusions Mineral Resource All information provided and discussed with the technical specialist involving Mineral Resource and Mineral Reserve QP. Mineral Resource complying in having reasonable and realistic prospects for economical extraction.

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 72 A new round of drilling is required before operation in order to cover that areas to the NW and E in the top portion of the deposit before mining start. This could be from surface or underground and preferable using a lower angle than the average that today is about 72 (preferably horizontal). Mineral Reserve The proposed mining method at Quebradona is underground mining using the sub-level-caving method. The SLC mining method for Quebradona is the common caving method selected to maximise the Mineral Resource extraction aligned with the Tailings Storage facility (TSF) capacity of 119Mt. The mass mining method is development intensive which carries a higher dilution rate (>10%) compared to other underground mining methods. Drill and blast activities are used to fracture the orebody under controlled conditions. Commencing at the top of the ore body and sequentially moving downwards in regular uniformed horizontal slices (27.5 m spacing). Each production level has ore extraction draw-points installed (drilled and fired) 3 meters behind an actively retreating production caving face, retreating towards the level access. The extraction sequence is scheduled to maintain a production rate of 6Mpta (exclusive of 0.2Mt processed development material). Extensive metallurgical test work campaigns have been conducted on the Quebradona mineral deposit and forms part of the declared Mineral Reserve. Copper and gold recoveries are estimated at 93.6% and 58.6% respectively. Metallurgical data shows significant assay values for Cu, Au, Ag and Mo. In the initial years of production Mo values are highly variable ranging from 60-100g/t in the first seven years of production. Therefore, a Mo-Cu separation circuit will not be included initially. The ore contains pyrite with a 3.5% average sulphur grade over the life of mine with the plant design incorporating mitigation measures for acid mine drainage. Concentrate is exceptionally low in deleterious elements with Arsenic, which is considered to be a penalty element in the concentrate sent to smelters, low. The current Mineral Reserve for Quebradona supports a LOM of 23 years at near full mill capacity with the LOM plan for the 2021 Mineral Reserve producing 1.33Mt of copper and 1.48 Moz of gold. The resettlement processes of restoring the Livelihoods of the population during the development of projects will comply with the following: • AngloGold Ashanti Management Standard No. 8 for Land Access and Resettlement • International standards defined at the level of development macro projects. • Guidelines of local, regional and national authorities, in accordance with the provisions established by the environmental authority. These include, Policies and Guidelines of the International Finance Corporation (IFC), Performance Standard number 5 and the International Council on Mining and Metals ICMM, Respect for Human Rights, Performance Standard 3. AngloGold Ashanti is in the process of developing establishment plans for mitigation or compensation of the productive social units established in the properties required by the Project that will affect their livelihoods during the change of ownership and use of the land. Quebradona is in the process of developing programs to help guarantee the same or better socioeconomic conditions for potentially affected productive units. The, QP and technical specialists considers the modelled recoveries for mined ore and the processing plant used during the FS to Mineral Resource and Mineral Reserve process to be within acceptable limits. The, QP and technical specialist are not aware of any environmental, legal, title, socioeconomic, marketing, mining, metallurgical, infrastructure, permitting, fiscal, or other relevant factors, that could materially affect the Mineral Reserve estimate. The, QP and technical specialists considers the extent of all environmental liabilities, to which the property is subject, have been appropriately met. 23 Recommendations The Qualified Persons make the following recommendations: A professional development programme should be implemented aimed at developing suitably qualified mining engineers to QP status for the Mineral Reserve.

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 73 A work package and program (schedule, budget and scope of works) is being developed to be included in the 2022/2023 budget period by the Quebradona project team to address issues associated with the archiving of the Environmental Impact Study by the ANLA authority once final confirmation is received. This should be completed. 24 References 24.1 References • Internal Document, MCQ Feasibility Study, AngloGold Ashanti (AngloGold Ashanti), 2021. • Internal Document, AngloGold Ashanti, MCQ Feasibility Study, Q-MCQ-40000-V-RPT-0006 3.8 FS Engineering, 2021. • Internal Document, AngloGold Ashanti,Q-MCQ-40000-V-RPT-0001 3.1 FS Geology • Internal Document, AngloGold Ashanti, Q-MCQ-20000-V-RPT-0001 3.6 FS Metallurgy and Processing. • Internal Document, AngloGold Ashanti, Q-MCQ-00000-V-RPT-0003 3.10 FS Environmental • Internal Document, AngloGold Ashanti, Q-MCQ-10000-V-RPT-0004 3.5 FS Mining • Internal Document, AngloGold Ashanti, Q-MCQ-40000-V-RPT-0005 3.7 FS Infrastructure, 2021. • Internal Document, AngloGold Ashanti, Q-MCQ-00000-V-RPT-0005 4.1 FS Investment Evaluation and Financial Analysis. • Internal Document, AngloGold Ashanti, Q-MCQ-00000-V-RPT-0007 FS 4.3 Market Analysis. • Internal Document, AngloGold Ashanti, Q-MCQ-00000-V-RPT-0009 4.5 FS Capital Cost Estimate • Internal Document, AngloGold Ashanti, Q-MCQ-00000-V-RPT-0010 4.6 FS Operating Cost Estimate. • Internal Document, AngloGold Ashanti, Q-MCQ-00000-V-RPT-0024 5.4 FS Human Resources. • Internal Document, AngloGold Ashanti, 6.2.1 Socio-Economic. • Internal Document, AngloGold Ashanti, Guidelines for Reporting of Exploration Results, Mineral Resource and Ore Reserve, 2021. • Internal Document, AngloGold Ashanti Guideline for the calculation of cut-off grades, 2014. • Internal Document, AngloGold Ashanti, Closure Planning Management Standard, V2, 2013. • Internal Document, AngloGold Ashanti, Closure Planning Guideline, V01, 2014. • Internal Document, AngloGold Ashanti Management Standard No. 8 for Land Access • International Society of Rock Mechanics. (1978). Commision on Standaradization of Laboratory Field Tests. International Journal of Rock Mechanics, Mineral Science, & Geomecahnics, 15, 319-368. • Beck Engineering, Summary Of Main Findings And Required Actions For The Geotechnical And Mining Review Of The Quebradona Feasibility Study, 2020. Optiro, Quebradona independent resource and reserve audit, 2018. • Decree1076. Decreto Único Reglamentario del Sector Ambiente y Desarrollo Sostenible (Sole Regulatory Decree of the Environmental Sector and Sustainable Development). May 26, 2015. • Decree 1886, Colombian UG mining safety regulations, Article 39 September 21st, 2015”. • The South African Code for The Reporting of Exploration Results, Mineral Resources And Mineral Reserves, SAMREC Code, 2016. • US Department of the Interior Bureau of Reclamation, Earth Manual, 1977. • Bradbury, K. R., Dripps, W., Hankley, C., Anderson, M. P., & Potter, K. W. (2000). Refinement of Two Methods for Estimation of Groundwater Recharge Rates, Final Project Report to Wisconsin Department of Natural Resources. Madison. • Vélez, M. V., Botero, V., & Salazar, J. F. (2005). Estimación de la recarga en una región colombiana mediante un modelo interativo. Ingeniería Hidráulica, V 20. • Golder (2021), Evaluación Hidrogelógica - documento de soporte técnico, 18107330/4000 Rev.1.

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 74 • Kenyon Keith (2004), General Protocols and Procedures: Quality Control and Standards in Gold Exploration". AngloGold Ashanti internal guideline. • Grimstad E. 2007. The Norwegian Method of Tunnelling – A Challenge for Support Design. XIV European Conference on Soil Mechanics and Geotechnical Engineering, Madrid • Laubscher, D. (2000) Block Caving Manual. Prepared for the International Caving Study, Brisbane, Queensland: The Julius Kruttschnitt Mineral Research Centre and Itasca consulting group, Inc. • Policies and Guidelines of the International Finance Corporation (IFC), Performance Standard number 5. • International Council on Mining and Metals ICMM, Respect for Human Rights, Performance Standard 3 24.2 Mining terms All injury frequency rate: The total number of injuries and fatalities that occurs per million hours worked. By-products: Any potentially economic or saleable products that emanate from the core process of producing gold or copper, including silver, molybdenum and sulphuric acid. Carbon-in-leach (CIL): Gold is leached from a slurry of ore where cyanide and carbon granules are added to the same agitated tanks. The gold loaded carbon granules are separated from the slurry and treated in an elution circuit to remove the gold. Carbon-in-pulp (CIP): Gold is leached conventionally from a slurry of ore with cyanide in agitated tanks. The leached slurry then passes into the CIP circuit where activated carbon granules are mixed with the slurry and gold is adsorbed on to the activated carbon. The gold-loaded carbon is separated from the slurry and treated in an elution circuit to remove the gold. Comminution: Comminution is the crushing and grinding of ore to make gold available for physical or chemical separation (see also “Milling”). Contained gold or Contained copper: The total gold or copper content (tonnes multiplied by grade) of the material being described. Cut-off grade: Cut-off grade is the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio. Depletion: The decrease in the quantity of ore in a deposit or property resulting from extraction or production. Development: The process of accessing an orebody through shafts and/or tunneling in underground mining operations. Development stage property: A development stage property is a property that has Mineral Reserve disclosed, but no material extraction. Diorite: An igneous rock formed by the solidification of molten material (magma). Doré: Impure alloy of gold and silver produced at a mine to be refined to a higher purity. Economically viable: Economically viable, when used in the context of Mineral Reserve determination, means that the Qualified Person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions. Electrowinning: A process of recovering gold from solution by means of electrolytic chemical reaction into a form that can be smelted easily into gold bars. Elution: Recovery of the gold from the activated carbon into solution before zinc precipitation or electrowinning.

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 75 Exploration results: Exploration results are data and information generated by mineral exploration programs (i.e., programs consisting of sampling, drilling, trenching, analytical testing, assaying, and other similar activities undertaken to locate, investigate, define or delineate a mineral prospect or mineral deposit) that are not part of a disclosure of Mineral Resource or Reserve. A registrant must not use exploration results alone to derive estimates of tonnage, grade, and production rates, or in an assessment of economic viability. Exploration stage property: An exploration stage property is a property that has no Mineral Reserve disclosed. Exploration target: An exploration target is a statement or estimate of the exploration potential of a mineral deposit in a defined geological setting where the statement or estimate, quoted as a range of tonnage and a range of grade (or quality), relates to mineralisation for which there has been insufficient exploration to estimate a Mineral Resource. Feasibility Study (FS): A Feasibility Study is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A Feasibility Study is more comprehensive, and with a higher degree of accuracy, than a Prefeasibility Study. It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. Flotation: Concentration of gold and gold-hosting minerals into a small mass by various techniques (e.g. collectors, frothers, agitation, air-flow) that collectively enhance the buoyancy of the target minerals, relative to unwanted gangue, for recovery into an over-flowing froth phase. Gold Produced: Refined gold in a saleable form derived from the mining process. Grade: The quantity of ore contained within a unit weight of mineralised material generally expressed in grams per metric tonne (g/t) or ounce per short ton for gold bearing material or Percentage copper (%Cu) for copper bearing material. Greenschist: A schistose metamorphic rock whose green colour is due to the presence of chlorite, epidote or actinolite. Indicated Mineral Resource: An Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a Probable Mineral Reserve. Inferred Mineral Resource: An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resource, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability. With caution AngloGold Ashanti uses Inferred Mineral Resource in its Mineral Reserve estimation process and the Inferred Mineral Resource is included in the pit shell or underground extraction shape determination. As such the Inferred Mineral Resource may influence the extraction shape. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Mineral Reserve. The cash flow analysis does not include the Inferred Mineral Resource in demonstrating the economic viability of the Mineral Reserve. Initial assessment (also known as concept study, scoping study and conceptual study): An initial assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralisation to support the disclosure of Mineral Resource. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of Mineral Resource but cannot be used as the basis for disclosure of Mineral Reserve. Leaching: Dissolution of gold from crushed or milled material, including reclaimed slime, prior to adsorption on to activated carbon or direct zinc precipitation. Life of mine (LOM): Number of years for which an operation is planning to mine and treat ore, and is taken from the current mine plan. Measured Mineral Resource: A Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve.

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 76 Metallurgical plant: A processing plant constructed to treat ore and extract gold or copper in the case of Quebradona (and, in some cases, often valuable by-products). Metallurgical recovery factor (MetRF): A measure of the efficiency in extracting gold from the ore. Milling: A process of reducing broken ore to a size at which concentrating or leaching can be undertaken (see also “Comminution”). Mine call factor (MCF): The ratio, expressed as a percentage, of the total quantity of recovered and unrecovered mineral product after processing with the amount estimated in the ore based on sampling. The ratio of contained gold delivered to the metallurgical plant divided by the estimated contained gold of ore mined based on sampling. Mineral deposit: A mineral deposit is a concentration (or occurrence) of material of possible economic interest in or on the earth’s crust. Mining recovery factor (MRF): This factor reflects a mining efficiency factor relating the recovery of material during the mining process and is the variance between the tonnes called for in the mining design and what the plant receives. It is expressed in both a grade and tonnage number. Mineral Reserve: A Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resource that, in the opinion of the Qualified Person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. Mineral Resource: A Mineral Resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralisation, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralisation drilled or sampled. Modifying Factors: Modifying factors are the factors that a Qualified Person must apply to Indicated and Measured Mineral Resource and then evaluate in order to establish the economic viability of Mineral Reserve. A Qualified Person must apply and evaluate modifying factors to convert Measured and Indicated Mineral Resource to Proven and Probable Mineral Reserve. These factors include, but are not restricted to: Mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. Ounce (oz) (troy): Used in imperial statistics. A kilogram is equal to 32.1507 ounces. A troy ounce is equal to 31.1035 grams. Pay limit: The grade of a unit of ore at which the revenue from the recovered mineral content of the ore is equal to the sum of total cash costs, closure costs, Mineral Reserve development and stay-in-business capital. This grade is expressed as an in-situ value in grams per tonne or ounces per short ton (before dilution and mineral losses). Precipitate: The solid product formed when a change in solution chemical conditions results in conversion of some pre-dissolved ions into solid state. Preliminary Feasibility Study (Prefeasibility Study or PFS): is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. Probable Mineral Reserve: A Probable Mineral Reserve is the economically mineable part of an Indicated and, in some cases, a Measured Mineral Resource. Production stage property: A production stage property is a property with material extraction of Mineral Reserve. Productivity: An expression of labour productivity based on the ratio of ounces of gold produced per month to the total number of employees in mining operations. Project capital expenditure: Capital expenditure to either bring a new operation into production; to materially increase production capacity; or to materially extend the productive life of an asset. Proven Mineral Reserve: A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource. Qualified Person: A Qualified Person is an individual who is (1) A mineral industry professional with at least five years of relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and (2) An eligible member or licensee in good standing of a recognised professional organisation at the time the technical report is prepared. Section 229.1300 of Regulation S-K 1300 details further recognised professional organisations and also relevant experience.

AngloGold Ashanti Quebradona Project - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 77 Quartz: A hard mineral consisting of silica dioxide found widely in all rocks. Recovered grade: The recovered mineral content per unit of ore treated. Reef: A gold-bearing horizon, sometimes a conglomerate band, that may contain economic levels of gold. Reef can also be any significant or thick gold bearing quartz vein. Refining: The final purification process of a metal or mineral. Regulation S-K 1300: On 31 October 2018, the United States Securities and Exchange Commission adopted the amendment Subpart 1300 (17 CFR 229.1300) of Regulation S-K along with the amendments to related rules and guidance in order to modernise the property disclosure requirements for mining registrants under the Securities Act and the Securities Exchange Act. Registrants engaged in mining operations must comply with the final rule amendments (Regulation S-K 1300) for the first fiscal year beginning on or after 1 January 2021. Accordingly, the Company is providing disclosure in compliance with Regulation S-K 1300 for its fiscal year ending 31 December 2021 and will continue to do so going forward. Rehabilitation: The process of reclaiming land disturbed by mining to allow an appropriate post-mining use. Rehabilitation standards are defined by country-specific laws, including but not limited to the South African Department of Mineral Resources, the US Bureau of Land Management, the US Forest Service, and the relevant Australian mining authorities, and address among other issues, ground and surface water, topsoil, final slope gradient, waste handling and re-vegetation issues. Resource modification factor (RMF): This factor is applied when there is an historic reconciliation discrepancy in the Mineral Resource model. For example, between the Mineral Resource model tonnage and the grade control model tonnage. It is expressed in both a grade and tonnage number. Scats: Within the metallurgical plants, scats is a term used to describe ejected ore or other uncrushable / grinding media arising from the milling process. This, typically oversize material (ore), is ejected from the mill and stockpiled or re-crushed via a scats retreatment circuit. Retreatment of scats is aimed at fracturing the material such that it can be returned to the mills and processed as with the other ores to recover the gold locked up within this oversize material. Seismic event: A sudden inelastic deformation within a given volume of rock that radiates detectable seismic energy. Shaft: A vertical or subvertical excavation used for accessing an underground mine; for transporting personnel, equipment and supplies; for hoisting ore and waste; for ventilation and utilities; and/or as an auxiliary exit. Smelting: A pyro-metallurgical operation in which gold precipitate from electro-winning or zinc precipitation is further separated from impurities. Stoping: The process of excavating ore underground. Stripping ratio: The ratio of waste tonnes to ore tonnes mined calculated as total tonnes mined less ore tonnes mined divided by ore tonnes mined. Tailings: Finely ground rock of low residual value from which valuable minerals have been extracted. Tonnage: Quantity of material measured in tonnes. Tonne: Used in metric statistics. Equal to 1,000 kilograms. Waste: Material that contains insufficient mineralisation for consideration for future treatment and, as such, is discarded. Yield: The amount of valuable mineral or metal recovered from each unit mass of ore expressed as ounces per short ton or grams per metric tonne. Zinc precipitation: Zinc precipitation is the chemical reaction using zinc dust that converts gold in solution to a solid form for smelting into unrefined gold bars. 25 Reliance on information provided by the Registrant Reliance on the information provided by the registrant includes guidance from the annual update to the Guidelines for Reporting. This guideline is set out to ensure the reporting of exploration results, Mineral Resource and Ore Reserve is consistently undertaken in a manner in accordance with AngloGold Ashanti’s business expectations and also in compliance with internationally accepted codes of practice adopted by AngloGold Ashanti.

AngloGold Ashanti Quebradona Project - 31 December 2021

Included in this guideline is the price assumptions supplied by the Registrant which includes long-range commodity price and exchange rate forecasts. These are reviewed annually and are prepared in-house using a range of techniques including historic price averages. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The resultant plan is then valued at a higher business planning price.

Gold price

The following local prices of gold were used as a basis for estimation in the December 2021 declaration, unless otherwise stated:

	Local prices of gold				
	Gold price	Australia	Brazil	Argentina	Colombia
	$/oz	AUD/oz	BRL/oz	ARS/oz	COP/oz
2021 Mineral Reserve(3)	1,200	1,633	6,182	134,452	3,849,000
2020 Mineral Reserve(2)	1,200	1,604	5,510	119,631	4,096,877
2021 Mineral Resource(1)	1,500	2,072	7,940	173,065	5,336,250

(1) Reported for the first time under Regulation S-K 1300. (2) Reported under Industry Guide 7.
(3) Reported under Regulation S-K 1300.

Copper price

The following copper price was used as a basis for estimation in the December 2021 declaration:

	Copper price	
	$/lb	COP/lb
2021 Mineral Reserve(3)	2.90	9,302
2020 Mineral Reserve(2)	2.65	9,047
2021 Mineral Resource(1)	3.50	12,451

(1) Reported for the first time under Regulation S-K 1300. (2) Reported under Industry Guide 7.
(3) Reported under Regulation S-K 1300.

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